Exhibit 99.2

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

(Financial Statements and Supplementary data begin on the following page and end on the page immediately preceding Item 9.)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Central European Media Enterprises Ltd.

We have audited the accompanying consolidated balance sheets of Central European Media Enterprises Ltd. and subsidiaries (the "Company") as of December 31, 2008 and 2007, and the related consolidated statements of operations and comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2008.  Our audits also included the financial statement schedule listed in the Index at Item 15.  These financial statements and the financial statement schedule are the responsibility of the Company's management.  Our responsibility is to express an opinion on the financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Central European Media Enterprises Ltd. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.  Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 25, 2009 expressed an unqualified opinion on the Company's internal control over financial reporting.

As discussed in Note 2 to the consolidated financial statements, on January 1, 2009, the Company made a change in the composition of reportable segments, adopted Statement of Financial Accounting Standards (FAS) No. 160, Non-controlling Interests in Consolidated Financial Statements – an amendment of ARB 51 and adopted FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement). The Company has retrospectively adjusted all periods presented in the consolidated financial statements for the effect of these changes.

DELOITTE LLP

London, United Kingdom

February 25, 2009 (July 6, 2009 as to Note 2)

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONSOLIDATED BALANCE SHEETS
(US$ 000’s)

	December 31, 2008	December 31, 2007
ASSETS
Current assets
Cash and cash equivalents	$107,433	$142,812
Accounts receivable (net of allowance) (Note 7)	221,450	224,713
Program rights, net	67,787	77,112
Other current assets (Note 8)	98,086	90,455
Total current assets	494,756	535,092
Non-current assets
Investments (Note 5)	16,559	16,559
Property, plant and equipment, net (Note 9)	206,667	175,308
Program rights, net	113,596	108,362
Goodwill (Note 4)	1,041,041	1,114,347
Broadcast licenses and other intangible assets, net (Note 4)	514,732	373,422
Other non-current assets (Note 8)	19,265	15,345
Total non-current assets	1,911,860	1,803,343
Total assets	$2,406,616	$2,338,435

The accompanying notes are an integral part of these consolidated financial statements

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONSOLIDATED BALANCE SHEETS (continued)
(US$ 000’s)

	December 31, 2008	December 31, 2007
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities (Note 10)	$174,885	$203,313
Credit facilities and obligations under capital leases (Note 11)	36,502	15,090
Other current liabilities (Note 12)	17,286	16,067
Total current liabilities	228,673	234,470
Non-current liabilities
Credit facilities and obligations under capital leases (Note 11)	38,758	4,162
Senior Debt (Note 6)	928,525	581,479
Other non-current liabilities (Note 12)	112,215	95,362
Total non-current liabilities	1,079,498	681,003
Commitments and contingencies (Note 21)

EQUITY:
CME Ltd. shareholders’ equity:
Nil shares of Preferred Stock of $0.08 each (December 31, 2007 – nil)	-	-
36,024,273 shares of Class A Common Stock of $0.08 each (December 31, 2007 –36,003,198)	2,882	2,880
6,312,839 shares of Class B Common Stock of $0.08 each (December 31, 2008 – 6,312,839)	505	505
Additional paid-in capital	1,126,617	1,051,336
Accumulated deficit	(236,836)	54,871
Accumulated other comprehensive income	202,090	290,215
Total CME Ltd. shareholders’ equity	1,095,258	1,399,807
Noncontrolling interests	3,187	23,155
Total equity	1,098,445	1,422,962
Total liabilities and equity	$2,406,616	$2,338,435

The accompanying notes are an integral part of these consolidated financial statements

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(US$ 000’s, except share and per share data)

	For the Years Ended December 31,
	2008	2007	2006
Net revenues	$1,019,934	$838,856	$602,646
Operating expenses:
Operating costs	145,210	116,859	89,486
Cost of programming	438,203	327,230	226,133
Depreciation of station property, plant and equipment	51,668	32,653	25,430
Amortization of broadcast licenses and other intangibles (Note 4)	35,381	24,970	18,799
Cost of revenues	670,462	501,712	359,848
Selling, general and administrative expenses	140,517	126,688	99,079
Impairment charge (Note 4)	336,752	-	748
Operating (loss) / income	(127,797)	210,456	142,971
Interest income	10,006	5,728	6,359
Interest expense (Note 16)	(82,481)	(54,936)	(44,212)
Foreign currency exchange gain / (loss), net	(37,877)	(34,409)	(44,892)
Change in fair value of derivatives (Note 13)	6,360	(3,703)	(12,539)
Other income	2,620	7,891	3,059
(Loss) / income before provision for income taxes, equity in loss of unconsolidated affiliates and discontinued operations	(229,169)	131,027	50,746
Provision for income taxes (Note 15)	(34,525)	(20,822)	(14,952)
(Loss) / income before equity in loss of unconsolidated affiliates and discontinued operations	(263,694)	110,205	35,794
Equity in loss of unconsolidated affiliates	-	-	(730)
Gain on sale of unconsolidated affiliates	-	-	6,179
(Loss) / income from continuing operations	(263,694)	110,205	41,243
Discontinued Operations, net of tax (Note 20)	(3,785)	(4,480)	(7,217)
Net (loss) / income	(267,479)	105,725	34,026
Net (income) / loss attributable to noncontrolling interests	(2,067)	(17,107)	(12,400)
Net (loss) / income attributable to CME Ltd.	$(269,546)	$88,618	$21,626

Net (loss) / income	(267,479)	105,725	34,026
Currency translation adjustment	(88,609)	158,825	157,524
Obligation to repurchase shares	488	(488)	-
Comprehensive (loss) / income	$(355,600)	$264,062	$191,550
Comprehensive loss / (income) attributable to noncontrolling interests	(2,071)	(17,157)	(13,602)
Comprehensive (loss) / income attributable to CME Ltd.	$(357,671)	$246,905	$177,948

The accompanying notes are an integral part of these consolidated financial statements

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (continued)
(US$ 000’s, except share and per share data)

	For the Years Ended December 31,
	2008	2007	2006

PER SHARE DATA (Note 18):
Net (loss) / income per share:
Continuing operations – Basic	$(6.28)	$2.25	$0.72
Continuing operations – Diluted	(6.28)	2.23	0.71
Discontinued operations – Basic	(0.09)	(0.11)	(0.18)
Discontinued operations – Diluted	(0.09)	(0.11)	(0.18)
Net (loss) / income attributable to CME Ltd common shareholders - Basic	(6.37)	2.14	0.54
Net (loss) / income attributable to CME Ltd common shareholders - Diluted	$(6.37)	$2.12	$0.53

Weighted average common shares used in computing per share amounts (000’s):
Basic	42,328	41,384	40,027
Diluted	42,328	41,833	40,600

The accompanying notes are an integral part of these consolidated financial statements.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
(US$ 000’s)

					CME Ltd. Shareholders
	Class A Common Stock		Class B Common Stock
	Number of shares	Par value	Number of shares	Par value	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Noncontrolling Interests	Total Shareholders’ Equity
BALANCE, January 1, 2006	31,032,994	$2,482	6,966,533	$558	$754,061	$(52,154)	$(24,394)	$13,237	$693,790
Stock-based Compensation	-	-	-	-	4,898	-	-	-	4,898
Shares issued, net of fees	2,530,000	202	-	-	168,452	-	-	-	168,654
Stock options exercised	95,450	8	100,000	8	3,697	-	-	-	3,713
Conversion of Class B to Class A Common Stock	753,694	61	(753,694)	(61)	-	-	-	-	-
Acquisitions of noncontrolling interests	-	-	-	-	-	-	-	735	735
Dividends paid to holders of noncontrolling interests	-	-	-	-	-	-	-	(1,385)	(1,385)
Net income	-	-	-	-	-	21,626	-	12,400	34,026
Currency translation adjustment	-	-	-	-	-	-	156,322	1,202	157,524
BALANCE, December 31, 2006	34,412,138	$2,753	6,312,839	$505	$931,108	$(30,528)	$131,928	$26,189	$1,061,955
Impact of adoption of FIN 48	-	-	-	-	-	(3,219)	-	-	(3,219)
Stock-based compensation	-	-	-	-	6,402	-	-	-	6,402
Shares issued, net of fees	1,275,227	102	-	-	109,751	-	-	-	109,853
Stock options exercised	315,833	25	-	-	4,075	-	-	-	4,100
Acquisitions of noncontrolling interests	-	-	-	-	-	-	-	(13,948)	(13,948)
Dividends paid to holders of noncontrolling interests	-	-	-	-	-	-	-	(6,243)	(6,243)
Net income	-	-	-	-	-	88,618	-	17,107	105,725
Currency translation adjustment	-	-	-	-	-	-	158,775	50	158,825
Obligation to repurchase shares	-	-	-	-	-	-	(488)	-	(488)
BALANCE, December 31, 2007	36,003,198	$2,880	6,312,839	$505	$1,051,336	$54,871	$290,215	$23,155	$1,422,962

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (continued)
(US$ 000’s)

					CME Ltd. Shareholders
	Class A Common Stock		Class B Common Stock
	Number of shares	Par value	Number of shares	Par value	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Noncontrolling Interests	Total Shareholders’ Equity
BALANCE, December 31, 2007	36,003,198	$2,880	6,312,839	$505	$1,051,336	$54,871	$290,215	$23,155	$1,422,962
Stock-based compensation	-	-	-	-	7,133	-	-	-	7,133
Stock options exercised	21,075	2	-	-	1,220	-	-	-	1,222
Purchase of capped call options (Note 5)	-	-	-	-	(63,318)	-	-	-	(63,318)
Extinguishment of capped call options (Note 5)	-	-	-	-	22,161	(22,161)	-	-	-
Acquisitions of noncontrolling interests	-	-	-	-	-	-	-	(18,861)	(18,861)
Dividends paid to holders of noncontrolling interests	-	-	-	-	-	-	-	(3,178)	(3,178)
Bifurcation of equity option embedded in convertible notes	-	-	-	-	108,085	-	-	-	108,085
Net loss	-	-	-	-	-	(269,546)	-	2,067	(267,479)
Currency translation adjustment	-	-	-	-	-	-	(88,613)	4	(88,609)
Obligation to repurchase shares	-	-	-	-	-	-	488	-	488
BALANCE, December 31, 2008	36,024,273	$2,882	6,312,839	$505	$1,126,617	$(236,836)	$202,090	$3,187	$1,098,445

The accompanying notes are an integral part of these consolidated financial statements

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(US$ 000’s)

	For the Years Ended December 31,
	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) / income attributable to CME Ltd.	$(269,546)	$88,618	$21,626
Adjustments to reconcile net (loss) / income to net cash generated from operating activities:
Loss from discontinued operations (Note 20)	3,785	4,480	7,217
Equity in loss of unconsolidated affiliates, net of dividends received	-	-	730
Gain on sale of unconsolidated affiliate (Note 5)	-	-	(6,179)
Depreciation and amortization	350,364	254,463	164,100
Impairment charge (Note 4)	336,752	-	748
Loss on disposal of fixed assets	51	-	1,292
Stock-based compensation (Note 17)	6,107	5,734	3,575
Noncontrolling interest in income of consolidated subsidiaries	2,067	17,107	12,400
Change in fair value of derivative instruments (Note 13)	(6,360)	3,703	12,539
Foreign currency exchange loss, net	37,877	34,441	44,908
Net change in (net of effects of acquisitions and disposals of businesses):
Accounts receivable	(13,654)	(57,449)	(42,125)
Program rights	(251,462)	(255,147)	(173,345)
Other assets	(3,638)	(4,192)	(6,033)
Other accounts payable and accrued liabilities	(15,065)	7,882	16,908
Income taxes payable	(18,308)	15,423	(1,697)
Deferred taxes	(19,550)	(2,202)	9,580
VAT and other taxes payable	(3,865)	(6,166)	9,126

Net cash generated from continuing operating activities	135,555	106,695	75,370

CASH FLOWS USED IN INVESTING ACTIVITIES:
Net change in restricted cash	-	(440)	5,516
Purchase of property, plant and equipment	(78,665)	(79,943)	(60,387)
Proceeds from disposal of property, plant and equipment	408	570	19
Investments in subsidiaries and unconsolidated affiliates	(512,531)	(156,535)	(72,603)
Repayment of loans and advances to related parties	1,990	450	500
Net cash used in continuing investing activities	(588,798)	(235,898)	(126,955)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of Senior Notes	-	199,400	-
Proceeds from credit facilities	223,091	177,515	34,981
Payment of credit facilities and capital leases	(176,615)	(182,391)	(75,263)
Redemption of Senior Notes	-	(169,010)	-
Net proceeds from issuance of Convertible Notes	463,560	-	-
Purchase of capped call option	(63,318)
Excess tax benefits from share-based payment arrangements	1,026	668	-
Proceeds from exercise of stock options	1,222	4,100	3,713
Issuance of Class A Common Stock	-	109,853	168,654
Dividends paid to minority shareholders	(4,408)	(4,605)	(1,385)
Net cash received from continuing financing activities	444,558	135,530	130,700

The accompanying notes are an integral part of these consolidated financial statements.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(US$ 000’s)

	For the Years Ended December 31,
	2008	2007	2006

NET CASH USED IN DISCONTINUED OPERATIONS-OPERATING	(4,920)	(6,001)	(3,667)
NET CASH USED IN DISCONTINUED OPERATIONS-INVESTING	(495)	(1,520)	-
NET CASH USED IN DISCONTINUED OPERATIONS-FINANCING	-	-	1,700
Impact of exchange rate fluctuations on cash	(21,279)	(1,896)	(2,904)
Net (decrease) / increase in cash and cash equivalents	(35,379)	(3,090)	74,244
CASH AND CASH EQUIVALENTS, beginning of year	142,812	145,902	71,658
CASH AND CASH EQUIVALENTS, end of year	$107,433	$142,812	$145,902

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$55,331	$46,313	$41,038
Cash paid for income taxes (net of refunds)	$72,974	$40,903	$35,831

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND INVESTING ACTIVITIES:
Purchase of Krsak interest in the TV Nova (Czech Republic) group financed with payable	$-	$-	$27,591
Acquisition of property, plant and equipment under capital lease	$554	$136	$702

The accompanying notes are an integral part of these consolidated financial statements

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

1.  ORGANIZATION AND BUSINESS

Central European Media Enterprises Ltd., a Bermuda corporation, was formed in June 1994.  Our assets are held through a series of Dutch and Netherlands Antilles holding companies.  We invest in, develop and operate national and regional commercial television stations and channels in Central and Eastern Europe.  At December 31, 2008, we have operations in Bulgaria, Croatia, the Czech Republic, Romania, the Slovak Republic, Slovenia and Ukraine.

Our principal subsidiaries, equity-accounted affiliates and cost investments as at December 31, 2008 were:

Company Name	Effective Voting Interest	Jurisdiction of Organization	Type of Affiliate

Top Tone Media S.A.	80.0%	Luxembourg	Subsidiary
TV2 EOOD (“TV2”)	80.0%	Bulgaria	Subsidiary
Top Tone Media Bulgaria EOOD	80.0%	Bulgaria	Subsidiary
Asteos EOOD	80.0%	Bulgaria	Subsidiary
Zopal S.A.	80.0%	Luxembourg	Subsidiary
LG Consult EOOD	80.0%	Bulgaria	Subsidiary
Ring TV EAD (“Ring TV”)	80.0%	Bulgaria	Subsidiary

Nova TV d.d. (“Nova TV (Croatia)”)	100.0%	Croatia	Subsidiary
Operativna Kompanija d.o.o.	100.0%	Croatia	Subsidiary
Media House d.o.o.	100.0%	Croatia	Subsidiary
Internet Dnevnik d.o.o.	76.0%	Croatia	Subsidiary

CET 21 spol. s r.o. (“CET 21”)	100.0%	Czech Republic	Subsidiary
MEDIA CAPITOL, a.s.	100.0%	Czech Republic	Subsidiary
Jyxo, s.r.o. (“Jyxo”)	100.0%	Czech Republic	Subsidiary
BLOG Internet, s.r.o. (“Blog“)	100.0%	Czech Republic	Subsidiary

CME Romania B.V.	100.0%	Netherlands	Subsidiary
Media Pro International S.A. (“MPI”)	95.0%	Romania	Subsidiary
Media Vision S.R.L (“Media Vision”)	95.0%	Romania	Subsidiary
Music Television System S.R.L. (“MTS”)	95.0%	Romania	Subsidiary
Pro TV S.A. (“Pro TV”)	95.0%	Romania	Subsidiary
Sport Radio TV Media S.R.L (“Sport.ro”)	95.0%	Romania	Subsidiary
Media Pro Management S.A. (“Media Pro”)	8.7%	Romania	Cost investment
Media Pro B.V.	10.0%	Netherlands	Cost investment

CME Slovak Holdings B.V.	100.0%	Netherlands	Subsidiary
A.R.J., a.s.	100.0%	Slovak Republic	Subsidiary
MARKIZA-SLOVAKIA spol. s r.o. (“Markiza”)	100.0%	Slovak Republic	Subsidiary
GAMATEX spol s r.o.	100.0%	Slovak Republic	Subsidiary (in liquidation)

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Company Name	Effective Voting Interest	Jurisdiction of Organization	Type of Affiliate
A.D.A.M. a.s.	100.0%	Slovak Republic	Subsidiary (in liquidation)
MEDIA INVEST, spol. sr.o. (“Media Invest”)	100.0%	Slovak Republic	Subsidiary
EMAIL.SK s.r.o.	80.0%	Slovak Republic	Subsidiary
PMT, s.r.o.	31.5%	Slovak Republic	Cost investment

MMTV 1 d.o.o.	100.0%	Slovenia	Subsidiary
Produkcija Plus d.o.o. (“Pro Plus”)	100.0%	Slovenia	Subsidiary
POP TV d.o.o. (“Pop TV”)	100.0%	Slovenia	Subsidiary
Kanal A d.o.o. (“Kanal A”)	100.0%	Slovenia	Subsidiary
Euro 3 TV d.o.o.	42.0%	Slovenia	Equity-Accounted Affiliate
TELEVIDEO d.o.o. (trading as TV Pika)	20.0%	Slovenia	Equity-Accounted Affiliate

International Media Services Ltd.	100.0%	Bermuda	Subsidiary
CME Ukraine Holding GmbH	100.0%	Austria	Subsidiary
Innova Film GmbH	100.0%	Germany	Subsidiary
CME Cyprus Holding Ltd.	100.0%	Cyprus	Subsidiary
TV Media Planet Ltd.	100.0%	Cyprus	Subsidiary
1+1 Production	100.0%	Ukraine	Subsidiary
Studio 1+1 LLC (“Studio 1+1”)	100.0%	Ukraine	Subsidiary
Ukrainian Media Services LLC	99.9%	Ukraine	Subsidiary
Grizard Investments Limited.	100.0%	Cyprus	Subsidiary
Grintwood Investments Limited	100.0%	Cyprus	Subsidiary
CME Ukraine Holding B.V.	100.0%	Netherlands	Subsidiary
Ukrpromtorg-2003 LLC (“Ukrpromtorg”)	65.5%	Ukraine	Subsidiary
Gravis LLC (“Gravis”)	60.4%	Ukraine	Subsidiary
Gravis-Kino LLC (“Gravis-Kino”)	60.4%	Ukraine	Subsidiary
Delta JSC	60.4%	Ukraine	Subsidiary
Nart LLC	65.5%	Ukraine	Subsidiary
TV Stimul LLC (“TV Stimul”)	64.2%	Ukraine	Subsidiary
TOR LLC (“Tor”)	60.4%	Ukraine	Subsidiary
ZHYSA LLC (“Zhysa”)	60.4%	Ukraine	Subsidiary

Central European Media Enterprises N.V.	100.0%	Netherlands Antilles	Subsidiary
Central European Media Enterprises II B.V.	100.0%	Netherlands Antilles	Subsidiary
CME Media Enterprises B.V.	100.0%	Netherlands	Subsidiary
CME Programming B.V.	100.0%	Netherlands	Subsidiary
CME Development Corporation	100.0%	Delaware (USA)	Subsidiary
CME SR d.o.o.	100.0%	Serbia	Subsidiary

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The significant accounting policies are summarized as follows:

Basis of Presentation

The consolidated financial statements include the accounts of Central European Media Enterprises Ltd. and our subsidiaries, after the elimination of intercompany accounts and transactions.  We consolidate the financial statements of entities in which we hold at least a majority voting interest and entities in which we hold less than a majority voting interest but over which we have the ability to exercise control. Entities in which we hold less than a majority voting interest but over which we exercise significant influence are accounted for using the equity method. Other investments are accounted for using the cost method.

Revenue Recognition

Revenue is recognized when there is persuasive evidence of an arrangement, delivery of products has occurred or services have been rendered, the price is fixed or determinable and collectability is reasonably assured.

Revenues are recognized net of discounts and customer sales incentives.  Our principal revenue streams and their respective accounting treatments are discussed below:

Advertising revenue

Revenues primarily result from the sale of advertising time.  Television advertising revenue is recognized as the commercials are aired.  In certain countries, we commit to provide advertisers with certain rating levels in connection with their advertising.  Revenue is recorded net of estimated shortfalls, which are usually settled by providing the advertiser additional advertising time.  Discounts and agency commissions are recognized at the point when the advertising is broadcast and are reflected as a reduction to gross revenue.

Subscription revenues

Subscriber fees receivable from cable operators and direct-to-home broadcasters are recognized as revenue over the period for which the channels are provided and to which the fees relate.  Subscriber revenue is recognized as contracted, based upon the level of subscribers.

Program distribution revenue

Program distribution revenue is recognized when the relevant agreement has been entered into, the product is available for delivery, collectability of the cash is reasonably assured and all of our contractual obligations have been satisfied.

Barter transactions

Barter transactions represent advertising time exchanged for non-cash goods and/or services, such as promotional items, advertising, supplies, equipment and services.  Revenue from barter transactions is recognized as income when advertisements are broadcast.  Expenses are recognized when goods or services are received or used.  We record barter transactions at the fair value of goods or services received or advertising surrendered, whichever is more readily determinable.  Barter revenue amounted to US$ 5.6 million, US$ 5.0 million and US$ 8.2 million for the years ending December 31, 2008, 2007 and 2006, respectively.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and marketable securities with original maturities of three months or less.  Cash that is subject to restrictions is classified as restricted cash.

Property, Plant and Equipment

Property, plant and equipment is carried at cost, less accumulated depreciation.  Depreciation is computed using the straight-line method over the estimated useful lives assigned to each major asset category as below:

Asset category	Estimated useful life
Land	Indefinite
Buildings	25 years
Station machinery, fixtures and equipment	4 - 8 years
Other equipment	3 – 8 years
Software licenses	3 – 5 years

Construction-in-progress is not depreciated until put into use.  Capital leases are depreciated on a straight-line basis over the shorter of the estimated useful life of the asset or the lease term.  Leasehold improvements are depreciated over the shorter of the related lease term or the life of the asset.  Assets to be disposed of are reported at the lower of carrying value or fair value, less costs of disposal.

Long-Lived Assets Including Intangible Assets with Finite Lives

Long-lived assets include property, plant, equipment and intangible assets with finite lives.

In accordance with FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FAS 144”), we review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.  The carrying values of long-lived assets are considered impaired when the anticipated undiscounted cash flows from such assets are less than their carrying values.  In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value.

Program Rights

Purchased program rights

Purchased program rights and the related liabilities are recorded at their gross value when the license period begins and the programs are available for broadcast.

Purchased program rights are classified as current or non-current assets based on anticipated usage, while the related program rights liability is classified as current or non-current according to the payment terms of the license agreement.

Program rights are evaluated to determine if expected revenues are sufficient to cover the unamortized portion of the program.  To the extent that expected revenues are insufficient, the program rights are written down to their net realizable value.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Program rights are amortized on a systematic basis over their expected useful lives, depending on their categorization.  The appropriateness of the amortization profiles are reviewed regularly and are as follows:

	Amortization %
Type of programming	Run 1	Run 2	Run 3	Run 4	Run 5
Special blockbuster	30%	25%	20%	15%	10%
Films and series, 2 runs	65%	35%	-	-	-
Films and series, 3 runs	60%	30%	10%	-	-
Long-run series, Ukraine	85%	15%	-	-	-
Concerts, documentaries, sports events, etc.	100%	-	-	-	-

A “special blockbuster” must meet specific requirements to be classified as such, while the number of runs in other films and series is generally described in the license agreement.

Produced program rights

Program rights that are produced by us are stated at the lower of cost less accumulated amortization or net realizable value.  The amortization charge is based on the ratio of the current period’s gross revenues to estimated remaining total gross revenues from such programs.  Program rights are evaluated to determine if expected revenues are sufficient to cover the unamortized portion of the program.  To the extent that expected revenues are insufficient, the program rights are written down to their net realizable value.

Produced program rights are classified as current or non-current assets based on anticipated usage.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill represents the excess of the fair value of consideration paid over the fair value of net tangible and other identifiable intangible assets acquired in a business combination.  In accordance with FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“FAS 142”), the carrying value of goodwill is evaluated for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the asset might be impaired.  We evaluate goodwill for impairment in the fourth quarter of each year, or more frequently if events or changes in circumstances indicate that the asset might be impaired. An impairment exists when the carrying value of a reporting unit (including its goodwill), exceeds its fair value after adjusting for any impairments of long-lived assets or indefinite life intangible assets.  Goodwill impairment is measured as the excess of the carrying value of goodwill over its implied fair value which is calculated by deducting the fair value of all assets, including recognized and unrecognized intangible assets from the fair value of the reporting unit.  We have determined that our reporting units are the same as our operating segments.

Indefinite-lived intangible assets consist of certain acquired broadcast licenses and trademarks.  Broadcast licenses are assigned indefinite lives after consideration of the following conditions:

•	we intend to renew the licenses into the foreseeable future;

•	we have precedents of renewals or reasonable expectation of renewals;

•	we do not expect any substantial cost to be incurred as part of a future license renewal and no costs have been incurred in the renewals to date; and

•	we have not experienced any historical evidence of a compelling challenge to our holding these licenses.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Indefinite-lived intangible assets are not amortized.  We evaluate indefinite-lived intangible assets for impairment in the fourth quarter of each year, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Under FAS 142, an impairment loss is recognized if the carrying value of an indefinite-lived intangible asset exceeds its fair value.

Fair value is determined based on estimates of future cash flows discounted at appropriate rates and on publicly available information, where appropriate.  In the assessment of discounted future cash flows the following data is used: management plans for a period of at least five years, a terminal value at the end of this period assuming an inflationary perpetual growth rate, and a discount rate selected with reference to the relevant cost of capital.

Income Taxes

We account for income taxes under the asset and liability method as set out in FASB Statement No. 109, “Accounting for Income Taxes.”  Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts.  Valuation allowances are established when necessary to reduce deferred tax assets to amounts which are more likely than not to be realized.

On January 1, 2007, we adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (“FIN 48”).

Foreign Currency

Translation of financial statements

Our reporting currency and functional currency is the dollar.  The financial statements of our operations whose functional currency is other than the dollar are translated from such functional currency to dollars at the exchange rates in effect at the balance sheet date for assets and liabilities, and at weighted average rates for the period for revenues and expenses, including gains and losses.  Translational gains and losses are charged or credited to Accumulated Other Comprehensive Income/(Loss), a component of Shareholders’ Equity.  Translation adjustments arising from intercompany financing that is in the nature of a long-term investment are accounted for in a similar manner.  At December 31, 2008, a translation loss of US$ 38.7 million (December 31, 2007: a gain of US$ 79.2 million, December 31, 2006: a gain of US$ 77.3 million) related to such intercompany financing is included in Accumulated Other Comprehensive Income.

Transactions in foreign currencies

Gains and losses from foreign currency transactions are included in Foreign currency exchange (loss)/gain, net in the Consolidated Statement of Operations in the period during which they arise.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting year.  Actual results could differ from those estimates.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Leases

Leases are classified as either capital or operating.  Those leases that transfer substantially all benefits and risks of ownership of the property to us are accounted for as capital leases.  All other leases are accounted for as operating leases.

Capital leases are accounted for as assets and are depreciated on a straight-line basis over the shorter of the estimated useful life of the asset or the lease term.  Commitments to repay the principal amounts arising under capital lease obligations are included in current liabilities to the extent that the amount is repayable within one year; otherwise the principal is included in non-current liabilities.  The capitalized lease obligation reflects the present value of future lease payments.  The financing element of the lease payments is charged to interest expense over the term of the lease.

Operating lease costs are expensed on a straight-line basis.

Financial Instruments

Fair value of financial instruments

The carrying value of financial instruments, including cash, accounts receivable, and accounts payable and accrued liabilities, approximate their fair value due to the short-term nature of these items.  The fair value of our Senior Debt is included in Note 6 “Senior Debt”.

Derivative financial instruments

We use derivative financial instruments for the purpose of mitigating currency risks, which exist as part of ongoing business operations.  As a policy, we do not engage in speculative or leveraged transactions, nor do we hold or issue derivative financial instruments for trading purposes.

Forward exchange contracts and currency swaps are used to mitigate exposures to currency fluctuations on certain short-term transactions generally denominated in currencies other than our functional currency.  These contracts are marked to market at the balance sheet date, and the resultant unrealized gains and losses are recorded in the Consolidated Statement of Operations, together with realized gains and losses arising on settlement of these contracts.

Put options

Put options written on the stock of a consolidated subsidiary which do not provide net settlement are accounted for in accordance with FASB Statement No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“FAS 150”) and EITF No. 00-6 “Accounting for Freestanding Derivative Financial Instruments Indexed to, and Potentially Settled in the Stock of a Consolidated Subsidiary” where applicable.  These instruments are recorded in the Consolidated Balance Sheet at fair value. At December 31, 2008 the fair value of put options are considered to be US$ nil (2007: US$ nil).

Stock-Based Compensation

Stock based compensation is accounted for under FASB Statement No. 123(R), “Share-Based Payment” (“FAS 123(R)”), which requires the recognition of stock-based compensation at fair value. We calculate the fair value of stock option awards using the Black-Scholes option pricing model and recognize the compensation cost over the vesting period of the award.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Contingencies

Contingencies are recorded in accordance with FASB Statement No. 5, “Accounting for Contingencies.”   The estimated loss from a loss contingency such as a legal proceeding or claim is recorded in the Consolidated Statement of Operations if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated.  Disclosure of a loss contingency is made if there is at least a reasonable possibility that a loss has been incurred.

Discontinued Operations

We present our results of operations, financial position and cash flows of operations that have either been sold or that meet the criteria for “held-for-sale accounting” as discontinued operations.  At the time an operation qualifies for held-for-sale accounting, the operation is evaluated to determine whether or not the carrying value exceeds its fair value less cost to sell.  Any loss as a result of carrying value in excess of fair value less cost to sell is recorded in the period the operation meets held-for-sale accounting.  Management judgment is required to (1) assess the criteria required to meet held-for-sale accounting, and (2) estimate fair value.  Changes to the operation could cause it to no longer qualify for held-for-sale accounting and changes to fair value could result in an increase or decrease to previously recognized losses.

In the fourth quarter of 2008, we agreed to acquire 100% of the KINO channel from our minority partners and to sell them our interest in the CITI channel.  The results of the CITI channel have therefore been treated as discontinued operations.  See Note 20, “Discontinued Operations”.

During 2003, we disposed of our former operations in the Czech Republic; all results of this disposal have been treated as discontinued operations.

Advertising Costs

Advertising costs are expensed as incurred.  Advertising expense incurred for the years ending December 31, 2008, 2007 and 2006 totaled US$ 15.9 million, US$ 11.7 million and US$ 10.1 million, respectively.

Earnings Per Share

Basic net income per share is computed using the weighted-average number of common shares outstanding during the period.  Diluted net income per share is computed using the weighted-average number of common and dilutive potential common shares outstanding during the period.

Comparative Amounts

Balances in respect of 2007 and 2006 have been changed to reflect the classification of our CITI channel as a discontinued operation.

Recent Accounting Pronouncements

In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements” (“FAS 157”).  FAS 157 addresses the need for increased consistency in fair value measurements, defining fair value, establishing a framework for measuring fair value and expanding disclosure requirements. FAS 157 was to be effective in its entirety for fiscal years beginning after November 15, 2007; however, in February 2008, the FASB issued FASB Staff Position No. FSP FAS 157-2 “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”) which allows application of FAS 157 to be deferred until fiscal years beginning after November 15, 2008 for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis.  We adopted those parts of FAS 157 not deferred by FSP FAS 157-2 on January 1, 2008 and we do not expect that the adoption of the remaining requirements will result in a material impact on our financial position or results of operations.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

In May 2008, the FASB issued FASB Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“FAS 162”). FAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of non-governmental entities that are presented in accordance with GAAP. With the issuance of this statement, the FASB concluded that the GAAP hierarchy should be directed toward the entity and not its auditor, and reside in the accounting literature established by the FASB as opposed to the American Institute of Certified Public Accountants (“AICPA”) Statement on Auditing Standards No. 69, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” FAS 162 is effective from November 15, 2008. The adoption of FAS 162 did not have a material impact on our financial position or results of operations.

In December 2007, the FASB issued FASB Statement No. 141(R), “Business Combinations” (“FAS 141(R)”), which establishes principles and requirements for how the acquirer:  (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  FAS 141(R) requires contingent consideration to be recognized at its fair value on the acquisition date and, for certain arrangements, changes in fair value to be recognized in earnings until settled.  FAS 141(R) also requires acquisition-related transaction and restructuring costs to be expensed rather than treated as part of the cost of the acquisition.  FAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  Because the requirements of FAS 141(R) are largely prospective, we do not expect its adoption to have a material impact on our financial position or results of operations, however we recognized an expense of approximately US$ 0.9 million in the fourth quarter of 2008 for acquisition costs incurred on potential acquisitions that did not complete prior to December 31, 2008 and for which capitalization would be prohibited under FAS 141(R).

In December 2007, the FASB issued FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements an Amendment of ARB No. 51” (“FAS 160”), which establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  FAS 160 clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements.  FAS 160 also requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest.  It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest.  FAS 160 also provides guidance when a subsidiary is deconsolidated and requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary.  FAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. We adopted FAS 160 on January 1, 2009 and these financial statements reflect that adoption, which impacts the presentation of our consolidated balance sheet and consolidated statement of operations but did not have a material impact on our financial position or results of operations.

In March 2008, the FASB issued FASB Statement No. 161 “Disclosures About Derivative Instruments and Hedging Activities an Amendment of FASB Statement No. 133” (“FAS 161”) which enhances the disclosure requirements about derivatives and hedging activities. FAS 161 requires enhanced narrative disclosure about how and why an entity uses derivative instruments, how they are accounted for under FASB Statement No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”), and what impact they have on financial position, results of operations and cash flows. FAS 161 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after November 15, 2008. The adoption of FAS 161 did not result in a material impact on our financial position or results of operations.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

In April 2008, the FASB issued FASB Staff Position No. FAS 142-3 “Determination of the Useful Life of Intangible Assets,” (“FSP FAS 142-3”) which aims to improve consistency between the useful life of a recognized intangible asset under FASB Statement No. 142 “Goodwill and Other Intangible Assets” and the period of expected cash flows used to measure the fair value of the asset under FAS 141 (R), especially where the underlying arrangement includes renewal or extension terms. The FSP is effective prospectively for fiscal years beginning after December 15, 2008 and early adoption is prohibited. The adoption of FSP FAS 142-3 did not have a material impact on our financial position or results of operations.

In May 2008, the FASB issued Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”), which clarifies the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion. FSP APB 14-1 requires issuers to account separately for the liability and equity components of certain convertible debt instruments in a manner that reflects the issuer's nonconvertible debt (unsecured debt) borrowing rate when interest cost is recognized. FSP APB 14-1 requires bifurcation of a component of the debt including allocated issuance costs, classification of that component in equity and the accretion of the resulting discount on the debt and the allocated acquisition costs to be recognized as part of interest expense in the consolidated statement of operations. FSP APB 14-1 requires retrospective application to the terms of instruments as they existed for all periods presented. FSP APB 14-1 was effective for us as of January 1, 2009 and early adoption was prohibited. These financial statements reflect our adoption of FSP APB 14-1 on January 1, 2009 which affected the accounting for our Convertible Notes and, resulted in approximately the following changes:

US$ millions	For the Year Ended December 31, 2008
	As reported	Impact of Adoption	As Adjusted
Consolidated Statement of Operations
Interest expense	(68.5)	(14.0)	(82.5)

	As at December 31, 2008
US$ millions	As reported	Impact of Adoption	As Adjusted
Consolidated Balance Sheet
Other current assets	98.7	(0.6)	98.1
Other non-current assets	20.7	(1.5)	19.2
Senior Debt	(1,024.7)	96.2	(928.5)
Additional paid-in capital	1,018.5	108.1	1,126.6
(Accumulated deficit) / Retained Earnings	(224.1)	(14.0)	(238.1)

In addition, at present we expect that the adoption of FSP APB 14-1 will cause our interest expense in the 2009 financial year to increase by approximately US$ 18.9 million to reflect the amortization of the issuance discount.

In November 2008, the FASB ratified the Emerging Issues Task Force (EITF) consensus on Issue No. 08-6, “Equity Method Investment Accounting Considerations” (EITF 08-6) which addresses certain effects of SFAS Nos. 141R and 160 on an entity’s accounting for equity-method investments. The consensus indicates, among other things, that transaction costs for an investment should be included in the cost of the equity-method investment (and not expensed) and shares subsequently issued by the equity-method investee that reduce the investor’s ownership percentage should be accounted for as if the investor had sold a proportionate share of its investment, with gains or losses recorded through earnings. EITF 08-6 is effective for transactions occurring after December 31, 2008. The adoption of this standard did not have a material impact on our financial condition or results of operations.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

In November 2008, the FASB ratified the EITF consensus on Issue No. 08-7, “Accounting for Defensive Intangible Assets” (EITF 08-7). The consensus addresses the accounting for an intangible asset acquired in a business combination or asset acquisition that an entity does not intend to use or intends to hold to prevent others from obtaining access (a defensive intangible asset). Under EITF 08-7, a defensive intangible asset would need to be accounted as a separate unit of accounting and would be assigned a useful life based on the period over which the asset diminishes in value. EITF 08-7 is effective for transactions occurring after December 31, 2008. The adoption of this standard did not have a material impact on our financial condition or results of operations.

From January 1, 2009 our Ukraine (KINO, CITI) operating segment no longer exists as a result of our acquisition of the remaining noncontrolling interests in the KINO channel. The KINO operations were merged into our Ukraine (STUDIO 1+1) operations and they no longer met the definition of an operating segment under FASB Statement No. 131 “Disclosures about Segments of and Enterprise and Related Information”. From Janaury 1, 2009 we report these combined operations as a single section called “Ukraine.” These financial statements reflect this change in all periods presented.

3.  ACQUISITIONS AND DISPOSALS

Bulgaria

Acquisition of TV2 and Ring TV

In order to continue the expansion of our free-to-air broadcasting operations into new markets in Central and Eastern Europe, on August 1, 2008 we purchased an 80.0% indirect interest in each of TV2 EOOD, which operates a national terrestrial channel, and Ring TV, which operates a cable sports channel.

Initial cash consideration was approximately US$ 172.0 million, which was reduced to US$ 147.1 million after final adjustments for indebtedness and a net working capital deficit. An additional retention amount of US$ 4.5 million less any subsequently identified liabilities will also be payable within 12 months of the acquisition date.

We performed a fair value exercise to allocate the purchase price to the acquired assets and liabilities and separately identifiable intangible assets as at August 1, 2008.  The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition:

Fair Value on Acquisition

Cash and cash equivalents	353
Other net assets	(15,311)
Broadcasting licenses subject to amortization (1)	95,114
Other intangible assets subject to amortization (2)	8,161
Goodwill (3)	74,137
Deferred tax liability	(10,114)
Total purchase price (4)	152,340

(1) The broadcasting licenses subject to amortization comprise television broadcasting licenses of US$ 94.4 million, which are being amortized on a straight-line basis over 16.5 years, and radio broadcasting licenses of US$ 0.7 million, which are being amortized on a straight-line basis over 17.4 years.

(2) The other intangible assets subject to amortization comprise a favorable advertising sales contract with a leading Bulgarian advertising agency of US$ 7.5 million, which is being amortized on a straight-line basis over 5.3 years and trademarks of US$ 0.7 million, which are being amortized over two years using the declining balance method.

(3) No goodwill is expected to be deductible for tax purposes.

(4) The total purchase price includes US$ 4.5 million of additional retention amount and US$ 0.8 million of capitalized acquisition costs.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

We tested the goodwill and long lived assets acquired for impairment in accordance with FAS 142 and FAS 144 as part of the preparation of our financial statements for the year ended December 31, 2008.  As a result of this review, we recorded an impairment charge of US$ 64.9 million against goodwill and certain intangible assets (see Note 4, “Goodwill and Intangible Assets”).

Croatia

2007 Acquisition - Internet Dnevnik

On June 6, 2007, we purchased 76.0% of Internet Dnevnik d.o.o for cash consideration of EUR 0.5 million (approximately US$ 0.7 million). Internet Dnevnik d.o.o operates the largest blogging website in Croatia, Blog.hr.

Czech Republic

Acquisition of Jyxo and Blog

In order to enhance both our internet offering and our software delivery capabilities in the Czech Republic, we purchased 100.0% of both Jyxo, an information technology provider, and Blog, the operator of the leading blog site in the Czech Republic, blog.cz, on May 27, 2008.

Initial cash consideration was approximately US$ 9.4 million. In addition, we are obligated to pay a further CZK 27.0 million (approximately US$ 1.4 million) within one month of the second anniversary of completion, which has been recorded as consideration payable. An additional amount of up to CZK 37.0 million (approximately US$ 1.9 million) may also be payable if certain operational targets are met on the second anniversary of the transaction closing.  We concluded that if the additional consideration becomes payable, we will record the fair value of the consideration issuable as an additional cost of acquiring Jyxo.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

We performed a fair value exercise to allocate the purchase price to the acquired assets and liabilities and separately identifiable intangible assets as at May 27, 2008.  The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition:

Fair Value on Acquisition

Cash and cash equivalents	$727
Other net assets	618
Property, plant and equipment	3,744
Intangible assets not subject to amortization (1)	9,124
Contingent consideration liability (2)	(160)
Deferred tax liability	(2,462)
Total purchase price (3)	$11,591

(1) Intangible assets not subject to amortization comprise trademarks.

(2) Since the aggregate value of the assets and liabilities acquired exceeds the purchase price without considering any additional amounts we may have to pay that are contingent upon meeting operational targets, we have recognized this excess, which is lower than the maximum amount of contingent consideration that may become payable, as if it were a liability.

(3) The total purchase price includes US$ 0.5 million of capitalized acquisition costs, initial cash payments of approximately US$ 9.4 million and consideration payable of CZK 27.0 million (approximately US$ 1.7 million at the date of acquisition).

Romania

Acquisition of Radio Pro

In order to further strengthen our position in the youth market in Romania and complement our acquisition of the license for MTV Romania, we purchased certain assets of Radio Pro from the Media Pro group,  which is controlled by Adrian Sarbu, our President and Chief Operating Officer, and in which we hold an 8.7% interest, for total consideration of RON 47.2 million (approximately US$ 20.6 million at the date of acquisition) on April 17, 2008.

We determined that the assets we acquired met the definition of a business and therefore performed a fair value exercise to allocate the purchase price to the acquired assets and liabilities and separately identifiable intangible assets.  The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition:

Fair Value on Acquisition

Property, plant and equipment	$2,561
Intangible assets not subject to amortization (1)	15,892
Goodwill (2)	2,394
Total purchase price (3)	$20,847

(1) Intangible assets not subject to amortization comprise trademarks of US$ 1.7 million and broadcasting licenses of US$ 14.2 million.

(2) No goodwill is expected to be deductible for tax purposes.

(3) The total purchase price includes US$ 0.2 million of capitalized acquisition costs.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

2007 Acquisition – MTS

In order to further our multi-channel strategy and strengthen our position in a fragmenting market, we acquired 100% of MTS on December 12, 2007 from, an unrelated third party. In connection with this acquisition, we entered into an agreement with MTV Networks Europe (“MTV NE”) to license the trademark of MTV in Romania, an internationally recognized music television brand, as well as programming and other content. Total consideration for this acquisition was EUR 10.9 million (approximately US$ 16.1 million at the date of acquisition), of which EUR 9.4 million (approximately US$ 13.9 million at the date of acquisition) was paid in December 2007.  Further payments were made during 2008 and the remaining EUR 0.5 million (approximately US$ 0.7 million) was paid in January 2009.

We performed a fair value exercise to allocate the purchase price to the acquired assets and liabilities, and identified separately identifiable assets as at December 12, 2007.  The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition:

Fair Value on Acquisition

Property, plant and equipment	$410
Intangible assets subject to amortization (1)	1,709
Other assets	827
Goodwill	17,253
Deferred tax liability	(273)
Other liabilities	(3,417)
Total purchase price (2)	$16,509

(1) The intangible assets subject to amortization is a Trademark and Programming Agreement with MTV NE which allows MTS access to MTV programming and to broadcast using the MTV name. This agreement is being amortized over 4.3 years.

(2) Includes acquisition costs of approximately US$ 0.4 million.

2007 Acquisition of additional interest – Sport.ro

On December 14, 2006, we acquired 20.0% of Sport.ro from an unrelated third party for cash consideration of EUR 2.0 million (approximately US$ 2.6 million at the date of acquisition).  Sport.ro operates a sports channel focusing on local and international football, international boxing and a number of local Romanian sports.

On February 20, 2007, we acquired control of Sport.ro by acquiring an additional 50.0% interest from an unrelated party for cash consideration of EUR 4.2 million (approximately US$ 5.3 million at the date of acquisition).  We acquired the remaining 30.0% of Sport.ro from that third party on March 15, 2007 for cash consideration of EUR 2.5 million (approximately US$ 3.1 million at the date of acquisition).

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

We performed a fair value exercise to allocate the purchase price to the acquired assets and liabilities and identified separately identifiable assets.  The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition:

Fair Value on Acquisition

Property, plant and equipment	$35
Intangible assets subject to amortization (1)	4,784
Intangible assets not subject to amortization (2)	8,974
Other assets	2,904
Goodwill	2,311
Deferred tax liability	(1,575)
Other liabilities	(6,398)
Total purchase price	$11,035

(1) The intangible assets subject to amortization comprise customer relationships, which are being amortized over one to twenty years (weighted average: 15.5 years) and trademarks, which are being amortized over two years.

(2) Intangible assets not subject to amortization represent television broadcast licenses.

2007 Acquisition of additional interest - Media Vision, MPI and Pro TV

On May 16, 2007, we acquired an additional 20.0% of Media Vision and on June 1, 2007 we acquired an additional 5.0% of Pro TV and MPI from companies owned by, or individuals associated with, Mr. Sarbu for aggregate consideration of US$ 51.6 million, including acquisition costs.  We now own 95.0% voting and economic interests in Pro TV, MPI and Media Vision.  We performed a fair value exercise to allocate the purchase price to the acquired assets and liabilities, and identified separately identifiable assets.  The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition:

Fair Value on Acquisition

Intangible assets subject to amortization (1)	$4,517
Intangible assets not subject to amortization (2)	23,597
Goodwill	23,974
Deferred tax liability	(4,498)
Noncontrolling interests	4,029
Total purchase price	$51,619

(1) The intangible assets subject to amortization comprise customer relationships, which are being amortized over one to ten years (weighted average: 8.3 years).

(2) Intangible assets not subject to amortization comprise approximately US$ 9.2 million in trademarks and US$ 14.4 million relating to television broadcast licenses.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Mr. Sarbu has the right to sell the remaining shareholding in Pro TV and MPI that he holds personally to us under a put option agreement entered into in July 2004 at a price to be determined by an independent valuation, subject to a floor price of US$ 1.45 million for each 1.0% interest sold.  Mr. Sarbu’s right to put his remaining shareholding to us is exercisable from November 12, 2009, provided that we have not enforced a pledge over this shareholding which Mr. Sarbu granted as security for our right to put to him our shareholding in Media Pro. As at December 31, 2008, we consider the fair value of Mr. Sarbu’s put option to be approximately US$ nil.

Slovak Republic

2007 Acquisition – Media Invest

On July 13, 2007, we purchased 100% of Media Invest from Jan Kovacik, our former partner in our Slovak Republic operations, for cash consideration of SKK 1.9 billion (approximately US$ 78.5 million at the date of acquisition). Media Invest owns a 20.0% voting and economic interest in Markiza. Following this acquisition, our voting and economic interest in Markiza increased to 100.0%.

We performed a fair value exercise to allocate the purchase price to the acquired assets and liabilities, and identified separately identifiable assets as at July 13, 2007. The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition:

Fair Value on Acquisition

Property Plant and Equipment	$2,425
Intangible assets subject to amortization (1)	46,906
Intangible assets not subject to amortization (2)	2,405
Goodwill	26,757
Deferred tax liability	(9,761)
Noncontrolling interest	10,268
Other liabilities	(357)
Total purchase price (3)	$78,643

(1) The intangible assets subject to amortization includes US$ 8.7 million relating to television broadcasting licenses, which are being amortized over 13 years and US$ 37.9 million in  customer relationships, which are being amortized over one to fourteen years (weighted average: 13.8 years).

(2) Intangible assets not subject to amortization comprise trademarks.

(3) Total purchase price includes US$ 0.1 million of capitalized acquisition costs.

Ukraine

Acquisition of additional 30% and 10% interests – Studio 1+1

In conjunction with our stated strategic objectives of establishing multi-channel broadcasting platforms and acquiring the remaining non-controlling interests in our channels, in late 2007 we began negotiations with our minority partners in the Studio 1+1 group, Alexander Rodnyansky and Boris Fuchsmann, with the objective of agreeing on a price for us to obtain their 40.0% interest in the Studio 1+1 group. On January 31, 2008 we entered into a framework agreement which established a mechanism for us to acquire a 30.0% interest and an option to acquire an additional 10.0% interest at agreed prices.

On June 30, 2008, we acquired the first 30.0% interest, which consisted of (i) an 8.335% direct and indirect ownership interest in the Studio 1+1 group held by Messrs. Rodnyansky and Fuchsmann and (ii) a 21.665% direct and indirect interest in Studio 1+1, Innova and IMS over which Igor Kolomoisky, one of our shareholders and a member of our board of directors, held options (the “Optioned Interests”). Following the completion of these transactions, we held a 90.0% interest in the Studio 1+1 group and Messrs. Rodnyansky and Fuchsmann each held a 5.0% interest.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Messrs. Rodnyansky and Fuchsmann received a combined total cash consideration of US$ 79.6 million, including a de minimis amount upon exercise of the Optioned Interests, in exchange for the 30.0% beneficial ownership interest in the Studio 1+1 group.  Mr. Kolomoisky received total cash consideration of US$ 140.0 million upon our completion of the purchase of the Optioned Interests.

In addition, we granted Messrs. Rodnyansky and Fuchsmann the right to jointly put both of their remaining 5.0% interests in the Studio 1+1 group to us, which became effective upon completion of our purchase of the 30.0% interest in the Studio 1+1 group. We calculated that the fair value of these options was US$ 58.0 million at the purchase date using a binomial option pricing model and included it in the purchase price in accordance with EITF Topic D-87 “Determination of the Measurement Date for Consideration Given by the Acquirer in a Business Combination When That Consideration is Securities Other Than Those Issued by the Acquirer.” (“EITF D-87”).

We concluded that upon the issuance of these put options, the remaining noncontrolling interests in the Studio 1+1 group met the definition of a Redeemable Security as it is used in EITF Topic No. D-98 “Classification and Measurement of Redeemable Securities” because Messrs. Rodnyansky and Fuchsmann could cause us to repurchase their minority shareholdings at their option. Consequently, we adjusted the noncontrolling interest in the Studio 1+1 group at June 30, 2008 to reflect the US$ 95.4 million that would have been paid had Messrs. Rodnyansky and Fuchsmann chosen to exercise their options at that date. The excess of this amount over the noncontrolling interest that would have been recognized under Accounting Research Bulletin No. 51 “Consolidated Financial Statements” (“ARB 51”) at that date was allocated between goodwill (US$ 58.0 million) and retained earnings (initially US$ 32.6 million). The amount recognized within goodwill represented the fair value of the put options on acquisition.

In addition, under the January 31, 2008 framework agreement, Messrs. Rodnyansky and Fuchsmann granted us the right to call their combined 10.0% interest in the Studio 1+1 group for a consideration of US$ 109.1 million, which we exercised on September 10, 2008.  As at June 30, 2008 we used a binomial pricing model to conclude that the  fair value of our call option was approximately US$ nil because the exercise price was substantially higher than the fair value of the underlying equity interests. In the period between the acquisition of the 30.0% interest and the 10.0% interest, we recorded noncontrolling interest income of US$ 0.3 million that would have been recognized under ARB 51 through a reallocation between retained earnings and noncontrolling interest income or expense.

On October 17, 2008, we completed the acquisition of the combined 10.0% interests held by Messrs. Rodnyansky and Fuchsmann for cash consideration of US$ 109.1 million pursuant to our exercise of the call option. We reflected the acquisition of these additional interests in our financial statements by completing a second purchase price allocation under FAS 141. Before doing this allocation, we reversed the amounts then recognized in retained earnings and noncontrolling interest in respect of this redeemable noncontrolling interest.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

The following table summarizes the fair values of the assets acquired and liabilities assumed at the dates of acquisition:

	Fair value on acquisition
	June 30, 2008	October 17, 2008	Total

Intangible assets subject to amortization (1)	$41,480	$3,266	$44,746
Intangible assets not subject to amortization (2)	35,652	3,019	38,671
Goodwill	208,964	42,245	251,209
Deferred tax liability	(19,284)	(1,571)	(20,855)
Noncontrolling interests (3)	14,398	62,383	76,781
Total purchase price (4)	$281,210	$109,342	$390,552

(1) The intangible assets subject to amortization acquired on June 30, 2008 comprise broadcasting licenses of US$ 40.9 million, which are being amortized on a straight-line basis over 18 years, and customer relationships of US$ 0.6 million, which are being amortized on a straight-line basis over nine  years. The intangible assets subject to amortization on October 17, 2008 comprise broadcasting licenses of US$ 3.2 million, which are being amortized on a straight-line basis over 17.8 years.

(2) Intangible assets not subject to amortization comprise trademarks.

(3) As a result of granting Messrs. Rodnyansky and Fuchsmann options to put their remaining 10.0% interests to us we accounted for the remaining 10.0% interest as a redeemable noncontrolling interest. Before performing the purchase price allocation in respect of the October 17, 2008 acquisition, we reversed the outstanding redeemable noncontrolling interest up to the amount then recognized in retained earnings.

(4) The total purchase price on June 30, 2008 included US$ 3.6 million of capitalized acquisition costs, cash payments to Messrs. Rodnyansky and Fuchsmann of US$ 79.6 million, cash payments of US$ 140.0 million to Mr. Kolomoisky and the fair value of options granted to Messrs. Rodnyansky and Fuchsmann of US$ 58.0 million. The total purchase price on October 17, 2008 included US$ 0.2 million of capitalized acquisition costs.

We tested the goodwill, indefinite-lived intangible and long lived assets acquired for impairment in accordance with FAS 142 and FAS 144 as part of the preparation of our financial statements for the year ended December 31, 2008.  As a result of this review, we recorded an impairment charge of US$ 263.8 million against goodwill and certain intangible assets (see Note 4, “Goodwill and Intangible Assets”).

2007 Acquisition - Tor and Zhysa

On June 21, 2007, we completed the acquisition of a 60.4% interest in each of Tor and Zhysa for total consideration of US$ 3.1 million, including acquisition costs.  Zhysa and Tor are regional broadcasters in Ukraine.

We performed a fair value exercise to allocate the purchase price to the acquired assets and liabilities and have allocated US$ 0.3 million to broadcast licenses and US$ 2.9 million to goodwill. In January and February 2009, we acquired the remaining 39.6% of Tor and Zhysa for consideration of US$ 2.5 million as part of the acquisition of the remaining non-controlling interests in the KINO Channel (see Note 23, “Subsequent Events”).

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

4.  GOODWILL AND INTANGIBLE ASSETS

Our goodwill and intangible asset additions are the result of acquisitions in each of our markets (see Note 3, “Acquisitions and Disposals”).  No goodwill is expected to be deductible for tax purposes.

Goodwill:

Goodwill by operating segment as at December 31, 2008, 2007, and 2006 is summarized as follows:

	Balance Dec 31, 2006	Additions	Allocation / Adjustment	Impairment charge	Foreign currency movement	Balance Dec 31, 2007

Bulgaria	$-	$-	$-	$-	$-	$-
Croatia	-	712	-	-	61	773
Czech Republic	823,786	-	-	-	127,500	951,286
Romania	31,130	43,537	-	-	-	74,667
Slovak Republic	25,483	26,757	-	-	5,395	57,635
Slovenia	16,458	-	-	-	1,935	18,393
Ukraine	8,723	2,870	-	-	-	11,593
Total	$905,580	$73,876	$-	$-	$134,891	$1,114,347
	Balance Dec 31, 2007	Additions	Allocation / Adjustment	Impairment charge	Foreign currency movement	Balance Dec 31, 2008

Bulgaria	$-	74,137	-	(64,044)	(10,093)	-
Croatia	773	-	-	-	(34)	739
Czech Republic	951,286	-	-	-	(62,350)	888,936
Romania	74,667	2,394	(525)	-	(4,200)	72,336
Slovak Republic	57,635	-	-	-	4,007	61,642
Slovenia	18,393	-	-	-	(1,005)	17,388
Ukraine	11,593	251,209	(59)	(262,743)	-	-
Total	$1,114,347	$327,740	$(584)	$(326,787)	$(73,675)	$1,041,041

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Broadcast licenses and other intangible assets:

The net book value of our broadcast licenses and other intangible assets as at December 31, 2008, 2007 and 2006 is summarized as follows:

	Indefinite-Lived Broadcast Licenses	Amortized Broadcast Licenses	Trademarks	Customer Relationships	Other	Total
Balance, December 31, 2006	$26,344	$172,386	$44,026	$27,213	$453	$270,422
Additions	23,321	8,974	12,192	46,554	2,126	93,167
Amortization	-	(18,960)	(265)	(5,244)	(501)	(24,970)
Foreign currency movements	1,083	24,778	4,131	4,744	67	34,803
Balance, December 31, 2007	$50,748	$187,178	$60,084	$73,267	$2,145	$373,422
Reallocation (1)	-	-	-	-	624	624
Additions	14,177	139,235	50,198	598	7,473	211,681
Impairment	-	(637)	(8,703)	-	(625)	(9,965)
Amortization	-	(25,088)	(1,054)	(8,155)	(1,084)	(35,381)
Foreign currency movements	(5,069)	(18,630)	(3,478)	2,570	(1,042)	(25,649)
Balance, December 31, 2008	$59,856	$282,058	$97,047	$68,280	$7,491	$514,732

(1) At December 31, 2007 we had not completed our purchase price allocation of MTS in Romania. The carrying value of other intangible assets was adjusted during the first quarter of 2008 to reflect the final value of our Trademark and Programming Agreement with MTV NE which allows MTS access to MTV programming and to use the MTV name.

Our broadcast licenses in Croatia, Romania and Slovenia have indefinite lives because we expect the cash flows generated by those assets to continue indefinitely.  These licenses are subject to annual impairment reviews.  The licenses in Ukraine have economic useful lives between, and are amortized on a straight-line basis over, two and eighteen years.  The license in the Czech Republic has an economic useful life of, and is amortized on a straight-line basis over, twelve years.  The license in the Slovak Republic has an economic useful life of, and is amortized on a straight-line basis over, thirteen years. The licenses in Bulgaria have an economic useful life between, and are amortized on a straight-line basis over, sixteen and eighteen years.

Customer relationships are deemed to have an economic useful life of, and are amortized on a straight-line basis over, five to fourteen years.  Trademarks have an indefinite life, with the exception of those acquired trademarks which we do not intend to use, which have an economic life of, and are being amortized over, two years.

The gross value and accumulated amortization of broadcast licenses and other intangible assets was as follows at December 31, 2008 and December 31, 2007:

	December 31, 2008	December 31, 2007

Gross value	$549,140	$388,350
Accumulated amortization	(94,264)	(65,676)
Net book value of amortized intangible assets	$454,876	$322,674
Indefinite-lived broadcast licenses	59,856	50,748
Total broadcast licenses and other intangible assets, net	$514,732	$373,422

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

The estimated total amortization expense for our existing amortized broadcasting licenses and other intangible assets will be approximately US$ 22.0 million for 2009 and for each of the years 2010-2013.

Impairment of Goodwill, Indefinite-Lived Intangible and Long-Lived Assets

We recognized the following impairment charges in respect of goodwill, indefinite-lived intangible and long-lived assets in the year ended December 31, 2008:

	Long-Lived Assets			Goodwill and Indefinite-Lived Intangible Assets
	Amortized Trademarks	Amortized Broadcast Licenses	Other Intangible Assets	Indefinite-Lived Trademarks	Goodwill	Total
Bulgaria	$222	$-	$625	$-	$64,044	$64,891
Ukraine	-	637	-	8,481	262,743	271,861
Total	$222	$637	$625	$8,481	$326,787	$336,752

We recorded no impairment charges in 2007 and US$ 0.7 million in 2006, all of which was to write off goodwill in our Croatia operations.

We evaluate goodwill and indefinite-lived intangible assets for impairment by reporting unit in the fourth quarter of each year. However, whenever events occur which suggest assets may be impaired in a reporting unit, an additional evaluation of the goodwill and indefinite-lived intangible assets, together with the associated long-lived assets of each asset group, is performed. We have determined that with the exception of Ukraine our operating segments are also our reporting units. In Ukraine, we have two reporting units, STUDIO 1+1 and KINO,CITI. We have also determined that with the exception of Bulgaria and Ukraine (KINO, CITI) each reporting unit is also an asset group because they are the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. In Bulgaria, there are two asset groups, namely RING TV and TV2, and two in Ukraine (KINO, CITI), namely KINO and CITI.

In conjunction with our annual assessment, we noted that a number of events had occurred during the fourth quarter of 2008 which suggested that impairment may exist:

•	Growing uncertainty in all of our markets over future growth or contraction in the advertising markets;
•
A rapid deepening of the global economic crisis, including a widespread withdrawal of investment funding from the Central and Eastern European markets and companies with investments in them, particularly Ukraine, Bulgaria and Romania;

•
Significant and rapid falls in the price of our shares of Class A common stock, beyond the point at which the carrying value of our net assets exceeded the market value of our shares, which were sustained throughout the period;

•	An unprecedented spike in sovereign debt yields in our markets, suggesting a fundamental re-pricing of risk by investors; and
•	An escalation of the economic and political crisis in Ukraine following its receipt of a US$ 16.5 billion emergency loan from the IMF, including a dispute with Russia over natural gas supplies.

Bulgaria

We revised our estimates of future cash flows in our Bulgaria operations to reflect revised expectations of contraction in the advertising market in 2009 and lower growth in future years. In addition, Bulgaria has been heavily impacted by the global economic crisis which has been reflected in increases in the returns expected by investors to reflect the increased actual and perceived risk of investing in Bulgaria. We concluded that Long-Lived Assets in the Ring TV asset group were not recoverable and recorded a charge to write them down to their fair value of US$ nil. Assets in the TV2 asset group were recoverable so no impairment charge was recorded. In addition, we recorded a charge of US$ 64.9 million to write off goodwill because the fair value of the business did not exceed the combined fair value of the assets.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Ukraine
In the fourth quarter of 2008, the outlook for the Ukraine economy in general, and the advertising market in particular, worsened significantly. This was both as a result of the global economic crisis and factors unique to Ukraine, such as the need for assistance from the IMF, increasing political instability caused by disputes between the President and Prime Minister and a dispute with Russia over supplies of natural gas. These developments were reflected in our evaluation of the fair values of the assets of the reporting unit and of the reporting unit itself through, (a) a decline in expected revenues resulting from an expectation of lower growth in the advertising market in future years and (b) an increase in the returns expected by investors to reflect the increased actual and perceived risk of investing in Ukraine.

As in our STUDIO 1+1 operations, the rapid decline in the Ukraine economy caused us to conclude that the future cash flows to be generated by the KINO business had decreased and the risk associated had increased substantially. As a result we recorded a charge of US$ 8.1 million to write the carrying value of goodwill and the KINO broadcasting license down to US$ nil.

Critical Estimates and Assumptions

Assessing goodwill, indefinite-lived intangible assets and long-lived assets requires significant judgment. The process involves making a number of estimates in order to evaluate the fair value of a number of assets, the fair value of the reporting units, and the future cash flows expected in each reporting unit. The table below shows the key measurements involved and the valuation methods applied:

Measurement	Valuation Method
Recoverability of cash flows	Undiscounted future cash flows
Fair value of broadcast licenses	Build-out method
Fair value of trademarks	Relief from royalty method
Fair value of reporting units	Discounted cash flow model

In all cases, each method involves a number of significant assumptions which could materially change the result, and the decision on whether assets are impaired. The most significant of these assumptions include: the discount rate applied, the total advertising market size, achievable levels of market share, level of forecast operating costs and capital expenditure and the rate of growth into perpetuity. The table below shows whether an adverse change of 10.0% in any of these assumptions would result in additional impairments after reflecting the impairment charge recognized in the year ended December 31, 2008:

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

10% Adverse Change in	Long-Lived Assets	Indefinite-Lived Trademarks	Indefinite-Lived Broadcast Licenses	Goodwill
Cost of Capital	None	Ukraine	Romania, Slovenia	None
Total Advertising Market	Bulgaria	Ukraine	Slovenia	Croatia
Market Share	Bulgaria	Ukraine	Slovenia	Croatia
Forecast operating costs	Bulgaria	Not applicable	Romania, Slovenia	Croatia
Forecast capital expenditure	None	Not applicable	None	None
Perpetuity Growth rate	Not applicable	Ukraine	None	None

Although we considered all current information in respect of calculating our impairment charge for 2008, our stock price has continued to fall substantially since December 31, 2008. This constitutes an indication that the value of our goodwill, indefinite-lived intangible assets and long-lived assets may have fallen further since January 1, 2009, and we may be required to record additional impairment charges in the first quarter of 2009. In addition, if our cash flow forecasts for our operations deteriorate still further, or discount rates continue to increase, we may be required to recognize additional impairment charges in later periods. The assets most susceptible to changes in such key assumptions are the long-lived assets in Bulgaria (TV2), indefinite-lived broadcast licenses in Romania and Slovenia, the indefinite-lived trademark in Croatia and the goodwill in Croatia.

5.  INVESTMENTS

We hold the following investments in unconsolidated affiliates:

			Carrying value
	Type of Affiliate	Effective Voting interest	December 31, 2008	December 31, 2007

Media Pro	Cost Method Investment	8.7%	$16,559	$16,559
			$16,559	$16,559

Media Pro

Until March 29, 2004, we held a 44.0% interest in Radio Pro, a radio broadcaster in Romania.  In order to comply with Romanian Media Council regulations following our acquisition of an additional 14.0% interest in MPI and Pro TV, it was necessary to reduce our holding in Radio Pro to 20.0%, which we achieved by selling 24.0% of our stake to Mr. Sarbu for consideration of US$ 0.04 million with a resulting loss on disposal of US$ 0.02 million.

On August 11, 2006, we acquired a 10.0% interest in Media Pro and following capital calls in which we did not participate, at December 31, 2008 we own 8.7%, which is accounted for using the cost method.  The remaining interests in Media Pro are held by Mr. Sarbu.

In consideration for the purchase of this interest, we paid EUR 8.0 million (approximately US$ 10.1 million at the date of acquisition) in cash and transferred our remaining 20.0% investment in Radio Pro.  As a result of this transaction, we recorded a gain of US$ 6.2 million on disposal.  Our share of the profits of Radio Pro for the period from January 1, 2006 to August 11, 2006 was US$ 7 thousand.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

We have the right to put our investment in Media Pro to Mr. Sarbu for a three-month period from August 12, 2009 at a price equal to the greater of EUR 13.0 million (approximately US$ 18.1 million) and the value of our investment, as determined by an independent valuation at exercise.  This put option is secured by a pledge of a 4.79% shareholding in Pro TV held by Mr. Sarbu (see Note 3, “Acquisitions and Disposals: Romania”).  On acquisition, we determined the fair value of this put option to be US$ nil.

Sport.ro

On December 14, 2006, our Romania operations acquired 20.0% of Sport.ro from an unaffiliated third party for cash consideration of Euro 2.0 million (approximately US$ 2.6 million at the date of acquisition).  Subsequently, on February 20, 2007, we acquired control of the company and from then began to consolidate Sport.ro (see Note 3, “Acquisitions and Disposals: Romania”).

STS

On January 23, 2006, we acquired control of STS, the predecessor of Markiza, and consequently STS has been accounted for as a consolidated subsidiary from that date. STS was merged into Markiza on January 1, 2007.  Our share of the loss of STS from January 1, 2006 to January 23, 2006 was US$ 0.7 million.

6. SENIOR DEBT

Our senior debt comprised the following as at December 31, 2008 and December 31, 2007:

	Carrying Value		Fair Value
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007

EUR 245.0 million 8.25% Senior Notes	$340,966	$360,664	$233,562	$366,976
EUR 150.0 million Floating Rate Senior Notes	208,755	220,815	125,253	204,806
USD 475.0 million 3.50% Senior Convertible Notes	378,804	-	230,375	-
	$928,525	$581,479	$589,190	$571,782

On May 5, 2005, we issued EUR 245.0 million of 8.25% senior notes (the “Fixed Rate Notes”). The Fixed Rate Notes mature on May 15, 2012.

On May 16, 2007, we issued EUR 150.0 million of floating rate senior notes (the “Floating Rate Notes”, and collectively with the Fixed Rate Notes, the “Senior Notes”) which bear interest at six-month Euro Inter Bank Offered Rate (“EURIBOR”) plus 1.625% (The applicable rate at December 31, 2008 was 5.934%). The Floating Rate Notes mature on May 15, 2014.

On March 10, 2008, we issued US$ 475.0 million of 3.50% Senior Convertible Notes (the “Convertible Notes”). The Convertible Notes mature on March 15, 2013.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Fixed Rate Notes

Interest is payable semi-annually in arrears on each May 15 and November 15.  The fair value of the Fixed Rate Notes as at December 31, 2008 and December 31, 2007 was calculated by multiplying the outstanding debt by the traded market price.

The Fixed Rate Notes are secured senior obligations and rank pari passu with all existing and future senior indebtedness and are effectively subordinated to all existing and future indebtedness of our subsidiaries.  The amounts outstanding are guaranteed by two subsidiary holding companies and are secured by a pledge of shares of those subsidiaries as well as an assignment of certain contractual rights.  The terms of our Fixed Rate Notes restrict the manner in which our business is conducted, including the incurrence of additional indebtedness, the making of investments, the payment of dividends or the making of other distributions, entering into certain affiliate transactions and the sale of assets.

In the event that (A) there is a change in control by which (i) any party other than our present shareholders becomes the beneficial owner of more than 35.0% of our total voting power; (ii) we agree to sell substantially all of our operating assets; or (iii) there is a change in the composition of a majority of our Board of Directors; and (B) on the 60th day following any such change of control the rating of the Fixed Rate Notes is either withdrawn or downgraded from the rating in effect prior to the announcement of such change of control, we can be required to repurchase the Fixed Rate Notes at a purchase price in cash equal to 101.0% of the principal amount of the Fixed Rate Notes plus accrued and unpaid interest to the date of purchase.

The Fixed Rate Notes are redeemable at our option, in whole or in part, at the redemption prices set forth below:

From:	Fixed Rate Notes Redemption Price

May 15, 2009 to May 14, 2010	104.125%
May 15, 2010 to May 14, 2011	102.063%
May 15, 2011 and thereafter	100.000%

Prior to May 15, 2009, we may redeem all or a part of the Fixed Rate Notes at a redemption price equal to 100.0% of the principal amount of such notes, plus a “make-whole” premium and accrued and unpaid interest to the redemption date.

Certain derivative instruments, including redemption call options and change of control and asset disposition put options, have been identified as being embedded in the Fixed Rate Notes but as they are considered clearly and closely related to those Notes, they are not accounted for separately.

Floating Rate Notes

Interest is payable semi-annually in arrears on each May 15 and November 15.  The fair value of the Floating Rate Notes as at December 31, 2008 and December 31, 2007 was calculated by multiplying the outstanding debt by the traded market price.

The Floating Rate Notes are secured senior obligations and rank pari passu with all existing and future senior indebtedness and are effectively subordinated to all existing and future indebtedness of our subsidiaries.  The amounts outstanding are guaranteed by two subsidiary holding companies and are secured by a pledge of shares of those subsidiaries as well as an assignment of certain contractual rights.  The terms of our Floating Rate Notes restrict the manner in which our business is conducted, including the incurrence of additional indebtedness, the making of investments, the payment of dividends or the making of other distributions, entering into certain affiliate transactions and the sale of assets.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

In the event that (A) there is a change in control by which (i) any party other than our present shareholders becomes the beneficial owner of more than 35.0% of our total voting power; (ii) we agree to sell substantially all of our operating assets; or (iii) there is a change in the composition of a majority of our Board of Directors; and (B) on the 60th day following any such change of control the rating of the Floating Rate Notes is either withdrawn or downgraded from the rating in effect prior to the announcement of such change of control, we can be required to repurchase the Floating Rate Notes at a purchase price in cash equal to 101.0% of the principal amount of the Floating Rate Notes plus accrued and unpaid interest to the date of purchase.

The Floating Rate Notes are redeemable at our option, in whole or in part, at the redemption prices set forth below:

From:	Floating Rate Notes Redemption Price

May 15, 2008 to May 14, 2009	101.000%
May 15, 2009 and thereafter	100.000%

Certain derivative instruments, including redemption call options and change of control and asset disposition put options, have been identified as being embedded in the Floating Rate Notes but as they are considered clearly and closely related to those Notes, they are not accounted for separately.

Convertible Notes

Interest is payable semi-annually in arrears on each March 15 and September 15.  The fair value of the Convertible Notes as at December 31, 2008 was calculated by multiplying the outstanding debt by the traded market price because we considered the value of the embedded conversion option to be zero since the market price of our shares was so far below the conversion price.

The Convertible Notes are secured senior obligations and rank pari passu with all existing and future senior indebtedness and are effectively subordinated to all existing and future indebtedness of our subsidiaries.  The amounts outstanding are guaranteed by two subsidiary holding companies and are secured by a pledge of shares of those subsidiaries as well as an assignment of certain contractual rights.

Prior to December 15, 2012, the Convertible Notes are convertible following certain events and from that date, at any time, based on an initial conversion rate of 9.5238 shares of our Class A common stock per US$ 1,000 principal amount of Convertible Notes (which is equivalent to an initial conversion price of approximately US$ 105.00, or a 25% conversion premium based on the closing sale price of US$ 84.00 per share of our Class A common stock on March 4, 2008). The conversion rate is subject to adjustment if we make certain distributions to the holders of our Class A common stock, undergo certain corporate transactions or a fundamental change, and in other circumstances specified in the Convertible Notes.   From time to time up to and including December 15, 2012, we will have the right to elect  to deliver (i) shares of our Class A common stock or (ii) cash and, if applicable, shares of our Class A common stock upon conversion of the Convertible Notes. At present, we have elected to deliver cash and, if applicable, shares of our Class A common stock. As at December 31, 2008, the Convertible Notes may not be converted.  In addition, the holders of the Convertible Notes have the right to put the Convertible Notes to us for cash equal to the aggregate principal amount of the Convertible Notes plus accrued but unpaid interest thereon following the occurrence of certain specified fundamental changes (including a change of control, certain mergers, insolvency and a delisting).

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

In order to increase the effective conversion price of our Convertible Notes, on March 4, 2008 we purchased, for aggregate consideration of US$ 63.3 million, capped call options over 4,523,809 shares of our Class A common stock from Lehman Brothers OTC Derivatives Inc. (“Lehman OTC,” 1,583,333 shares), BNP Paribas (“BNP,” 1,583,333 shares) and Deutsche Bank Securities Inc. (“DB,” 1,357,144 shares). The amount of shares corresponds to the number of shares of our Class A common stock that would be issuable on a conversion of the Convertible Notes at the initial conversion price if we elected to settle the Convertible Notes solely in shares of Class A common stock. The options entitle us to receive, at our election, cash or shares of Class A common stock with a value equal approximately to the difference between the trading price of our shares at the time the option is exercised and US$ 105.00, up to a maximum trading price of US$ 151.20. At present, we have elected to receive shares of our Class A common stock on exercise of the capped call options.

On September 15, 2008, Lehman Brothers Holdings Inc, (“Lehman Holdings”, and collectively with Lehman OTC, “Lehman Brothers”), the guarantor of the obligations of Lehman OTC under the capped call agreement, filed for protection under Chapter 11 of the United States Bankruptcy Code. The bankruptcy filing of Lehman Holding, as guarantor, was an event of default that gave us the right to terminate early the capped call option agreement with Lehman OTC and to claim for losses. We exercised this right on September 16, 2008 and have claimed an amount of US$ 19.9 million, which bears interest at a rate equal to our estimate of our cost of funding plus 1% per annum.

At the date of purchase, we determined that all of these capped call options met the definition of an equity instrument within the scope of EITF Issue No. 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”) and consequently recognized them on issuance at fair value within Additional Paid-In Capital. We believe that this classification is still correct with respect to the BNP and DB capped call options and have continued to recognize them within Shareholders’ Equity. Subsequent changes in fair value have not been, and will not be, recognized as long as the instruments continue to be classified in Shareholders’ Equity.

We concluded that from September 16, 2008, upon delivery of the termination notice, the capped call options with Lehman OTC were effectively extinguished. The nullification of the non-bankruptcy provisions of the original contract meant that the fair value of the instrument no longer varies with movements in the value of an underlying (previously, shares of our Class A common stock) and consequently the contract ceased to be a derivative instrument and ceased to fall within the scope of EITF 00-19. Effective September 16, 2008, we reclassified the US$ 22.2 million cost of the Lehman OTC capped call options from Additional Paid-In Capital to Retained Earnings to reflect this extinguishment. We further concluded that our claim did not meet the definition of an asset under FASB Statement of Financial Accounting Concepts No. 6 “Elements of Financial Statements” because the future benefit it embodies is not sufficiently probable. We have therefore treated our bankruptcy claim in accordance with FASB Statement No. 5 “Accounting for Contingencies” and will only recognize a gain upon realization of our claim (see Note 21, “Commitments and Contingencies: Lehman Brothers bankruptcy claim”).

Prior to the termination of the capped call options with Lehman OTC, we noted that no dilution would occur prior to our trading price reaching US$ 151.20.  This conclusion was based on a number of assumptions, including that we would exercise all capped call options simultaneously, we would continue with our election to receive shares of our Class A common stock on the exercise of the capped call options, and no event that would result in an adjustment to the conversion rate of value of the options would have occurred.

Following the termination of the Lehman OTC capped call options, which represented 35% of the total number of capped call options we acquired on March 4, 2008, limited dilution will occur following the exercise of the BNP and DB capped call options if the price of shares of our Class A common stock is above US$ 105.00 per share when the Convertible Notes are converted. The table below shows how many shares of our Class A common stock we would issue following a conversion of the Convertible Notes  and the exercise of the remaining DB and BNP capped call options for a variety of share price scenarios. This table assumes the currently selected settlement methods continue to apply and no event that would result in an adjustment to the conversion rate or the value of the option has occurred:

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Stock Price	Shares issued on conversion of Convertible Notes	Shares received on exercise of capped call options	Net shares issued	Value of shares issued (US$ ‘000)
$105.00 and below	-	-	-	$-
$110.00	(205,628)	133,658	(71,970)	$(7,917)
$120.00	(565,476)	367,559	(197,917)	$(23,750)
$130.00	(869,963)	565,475	(304,488)	$(39,583)
$140.00	(1,130,951)	735,118	(395,833)	$(55,417)
$151.20	(1,382,274)	898,478	(483,796)	$(73,150)
$200.00	(2,148,807)	679,248	(1,469,559)	$(293,912)

At December 31, 2008, the options could not be exercised because no conversion of any Convertible Notes had occurred. In the event any Convertible Notes had been converted at December 31, 2008, no shares of our Class A common stock would have been issuable because the closing price of our shares was below US$ 105.00 per share. The aggregate fair value of the remaining DB and BNP capped call options at December 31, 2008 was US$ 3.5 million.

Certain derivative instruments, including put options and conversion options, have been identified as being embedded in the Convertible Notes, but as they are considered to be clearly and closely related to those Convertible Notes, they are not accounted for separately. In accordance with FSP APB 14-1, we have separately accounted for the equity option embedded in the Convertible Notes retrospectively from January 1, 2009 (see Note 2, “Summary of Significant Accounting Policies: Recent Accounting Pronouncements”)

7.  ACCOUNTS RECEIVABLE

Accounts receivable comprised the following as at December 31, 2008 and 2007:

	December 31, 2008	December 31, 2007
Third-party customers	$227,253	$231,128
Less allowance for bad debts and credit notes	(14,663)	(13,863)
Related parties	8,913	8,165
Less allowance for bad debts and credit notes	(53)	(717)
Total accounts receivable	$221,450	$224,713

Bad debt expense for the years ending December 31, 2008, 2007 and 2006 was US$ 2.5 million, US$ 1.9 million and US$ 2.0 million, respectively. At December 31, 2008, CZK 820.7 million, (approximately US$ 42.4 million; 2007: CZK 695.6 million, approximately US$ 35.9 million) of receivables in the Czech Republic were pledged as collateral subject to a factoring agreement (see Note 11, “Credit Facilities and Obligations Under Capital Leases).

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

8. OTHER ASSETS

Other current and non-current assets comprised the following as at December 31, 2008 and 2007:

	December 31, 2008	December 31, 2007
Current:
Prepaid programming	$54,301	$50,914
Other prepaid expenses	7,286	11,656
Productions in progress	14,080	5,724
VAT recoverable	3,460	3,891
Deferred tax	5,898	3,652
Capitalized debt costs	4,636	3,104
Loan to related party	-	1,924
Restricted cash	821	1,286
Income taxes recoverable	1,216	1,234
Assets held for sale	5,484	6,385
Other	904	685
Total other current assets	$98,086	$90,455

	December 31, 2008	December 31, 2007
Non-current:
Capitalized debt costs	$13,282	$10,310
Deferred tax	2,108	2,123
Other	3,875	2,912
Total other non-current assets	$19,265	$15,345

Capitalized debt costs primarily comprise the costs incurred in connection with the issuance of our Senior Notes and Convertible Notes (see Note 6, “Senior Debt”), and are being amortized over the terms of the Senior Notes and Convertible Notes using the effective interest method.  The carrying value of the costs related to the Convertible Notes above reflect the changes made by our adoption of FSP APB 14-1 on January 1, 2009 (see Note 2 “Summary of Significant Accounting Policies: Recent Accounting Pronouncements”).

Assets held for sales represent all assets relating to the CITI Channel.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

9.  PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment comprised the following as at December 31, 2008 and 2007:

	December 31, 2008	December 31, 2007

Land and buildings	$92,421	$82,039
Station machinery, fixtures and equipment	190,090	170,200
Other equipment	35,470	31,138
Software licenses	30,219	21,312
Construction in progress	11,293	11,406
Total cost	$359,493	316,095
Less: Accumulated depreciation	(152,826)	(140,787)
Total net book value	$206,667	$175,308
Assets held under capital leases (included in the above)
Land and buildings	$5,855	$6,193
Station machinery, fixtures and equipment	1,917	800
Total cost	7,772	6,993
Less: Accumulated depreciation	(1,644)	(1,368)
Net book value	$6,128	$5,625

For further information on capital leases, see Note 11, “Credit Facilities and Obligations under Capital Leases”.

Depreciation expense for the years ending December 31, 2008, 2007 and 2006 was US$ 52.6 million, US$ 33.5 million and US$ 26.2 million, respectively.  This includes corporate depreciation expense for the years ending December 31, 2008, 2007 and 2006 of US$ 0.9 million, US$ 0.8 million and US$ 0.8 million, respectively, which are included in corporate operating costs.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

10.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities comprised the following as at December 31, 2008 and 2007:

	December 31, 2008	December 31, 2007
Accounts payable	$35,778	$37,924
Programming liabilities	44,251	49,457
Duties and other taxes payable	22,635	29,945
Accrued staff costs	27,318	29,202
Income taxes payable	7,399	27,705
Accrued production costs	6,531	4,982
Accrued interest payable	10,531	5,768
Authors’ rights	4,734	5,522
Other accrued liabilities	15,708	12,808
Total accounts payable and accrued liabilities	$174,885	$203,313

11.  CREDIT FACILITIES AND OBLIGATIONS UNDER CAPITAL LEASES

Group loan obligations and overdraft facilities comprised the following as at December 31, 2008 and December 31, 2007:

		December 31, 2008	December 31, 2007
Credit facilities:
Corporate	(a) – (b)	$57,180	$-
Czech Republic	(c) – (e)	12,923	13,829
Romania	(f)	104	683
Slovak Republic	(g)	-	-
Slovenia	(h)	-	-
Ukraine	(i)	172
Total credit facilities		$70,379	$14,512

Capital leases:
Bulgaria operations, net of interest		$689	$-
Romania operations, net of interest		289	242
Slovak Republic operations, net of interest		36	86
Slovenia operations, net of interest		3,867	4,412
Total capital leases		$4,881	$4,740

Total credit facilities and capital leases		$75,260	$19,252
Less current maturities		(36,502)	(15,090)
Total non-current maturities		$38,758	$4,162

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Corporate

(a) On July 21, 2006, we entered into a five-year revolving loan agreement for EUR 100.0 million (approximately US$ 139.2 million) arranged by the European Bank for Reconstruction and Development (“EBRD”) and on August 22, 2007, we entered into a second revolving loan agreement for EUR 50.0 million (approximately US$ 69.6 million) arranged by EBRD (together with the EUR 100.0 million facility, the “EBRD Loan”).  ING Bank N.V. (“ING”) and Ceska Sporitelna, a.s. (“CS”) are each participating in the EBRD Loan for EUR 37.5 million (approximately US$ 52.2 million).

The EBRD Loan bears interest at a rate of three-month EURIBOR plus 1.625% on the drawn amount. A commitment charge of 0.8125% is payable on any undrawn portion of the EBRD Loan.  The available amount of the EBRD Loan amortizes by 15.0% every six months from May 2009 to November 2010 and by 40.0% in May 2011. As at December 31, 2008, EUR 25.0 million (approximately US$ 34.8 million) had been drawn and EUR 125.0 million (approximately US$ 174.0 million) was available for drawing and was drawn on February 2, 2009.

Covenants contained in the EBRD Loan are similar to those contained in our Senior Notes (see below and Note 6, “Senior Debt”).  In addition, the EBRD Loan’s covenants restrict us from making principal repayments on other new debt of greater than US$ 20.0 million per year for the life of the EBRD Loan.  This restriction is not applicable to our existing facilities with ING or CS or to any refinancing of our Senior Notes.

The EBRD Loan is a secured senior obligation and ranks pari passu with all existing and future senior indebtedness, including the Senior Notes and the Convertible Notes, and is effectively subordinated to all existing and future indebtedness of our subsidiaries.  The amount drawn is guaranteed by two subsidiary holding companies and is secured by a pledge of shares of those subsidiaries as well as an assignment of certain contractual rights.  The terms of the EBRD Loan restrict the manner in which our business is conducted, including the incurrence of additional indebtedness, the making of investments, the payment of dividends or the making of other distributions, entering into certain affiliate transactions and the sale of assets.

(b) We have an uncommitted multicurrency overdraft facility for EUR 10.0 million (approximately US$ 13.9 million) from Bank Mendes Gans (“BMG”), a subsidiary of ING, as part of a cash pooling arrangement. The cash pooling arrangement with BMG enables us to receive credit across the group in respect of cash balances, which our subsidiaries in Netherlands, Bulgaria, the Czech Republic, Romania, the Slovak Republic, Slovenia and Ukraine deposit with BMG. Cash deposited by our subsidiaries with BMG is pledged as security against the drawings of other subsidiaries up to the amount deposited.  As at December 31, 2008, the full EUR 10.0 million (approximately US$ 13.9 million) facility was available to be drawn. Interest is payable at the relevant money market rate plus 2%.

As at December 31, 2008, our Dutch holding company, CME Media Enterprises B.V., had EUR 8.4 million (approximately US$ 11.7 million) deposited in the BMG cash pool and had drawn US$ 22.4 million from the BMG cash pool.  Our operations in the Czech Republic, the Slovak Republic and Slovenia had deposited CZK 154.9 million (approximately US$ 8.0 million), SKK 125.5 million (approximately US$ 5.8 million) and EUR 2.0 million (approximately US$ 2.8 million), respectively in the BMG cash pool. Our Romania operations had drawn US$0.1 million from the BMG cash pool at December 31, 2008. In addition, our Ukraine operations had drawn EUR 0.1 million (approximately US$ 0.2 million) from the BMG cash pool at December 31, 2008.

Czech Republic

(c) As at December 31, 2008, there were no drawings by CET 21 under a credit facility of CZK 1.2 billion (approximately US$ 62.0 million) available until December 31, 2010 with CS.  This facility may, at the option of CET 21, be drawn in CZK, US$ or EUR and bears interest at the three-month, six-month or twelve-month London Inter-Bank Offered Rate (“LIBOR”), EURIBOR or Prague Inter-Bank Offered Rate (“PRIBOR”) rate plus 1.65%. A utilization interest of 0.25% is payable on the undrawn portion of this facility.  This percentage decreases to 0.125% of the undrawn portion if more than 50% of the loan is drawn. Drawings under this facility are secured by a pledge of receivables, which are also subject to a factoring arrangement with Factoring Ceska Sporitelna, a.s. (“FCS”), a subsidiary of CS.  On February 19 2009, the full CZK 1.2 billion (approximately US$ 53.1 million at the date of drawing) of this facility was drawn

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

(d) As at December 31, 2008, CZK 250 million (approximately US$ 12.9 million), the full amount of the facility, had been drawn by CET 21 under a working capital facility agreement with CS with a maturity date of December 31, 2010. The facility bears interest at three-month PRIBOR plus 1.65% (three-month PRIBOR relevant to drawings under this facility at December 31, 2008 was 3.63%). Drawings under this facility are secured by a pledge of receivables, which are also subject to a factoring arrangement with FCS.

(e) As at December 31, 2008, there were no drawings under a CZK 300.0 million (approximately US$ 15.5 million) factoring facility with FCS available until June 30, 2011.  The facility bears interest at one-month PRIBOR plus 1.40% for the period that actively assigned accounts receivable are outstanding.

Romania

(f) Our Romania operations had drawn US$ 0.1 million from the BMG cash pool at December 31, 2008. Two loans from San Paolo IMI Bank, assumed on our acquisition of MTS, were repaid in January 2008.

Slovak Republic

(g) On May 15, 2008 our Slovak Republic operations secured a SKK 100 million (approximately US$ 4.6 million) overdraft facility from ING.  This can be utilized for short term advances up to six months at an interest rate of EURIBOR + 2.0%.  At December 31, 2008 there were no drawings under this facility.

Slovenia

(h) On July 29, 2005, Pro Plus entered into a revolving facility agreement for up to EUR 37.5 million (approximately US$ 52.2 million) in aggregate principal amount with ING, Nova Ljubljanska Banka d.d., Ljubljana and Bank Austria Creditanstalt d.d., Ljubljana.  The facility amortizes by 10.0% each year for four years commencing one year after signing, with 60.0% repayable after five years.  This facility is secured by a pledge of the bank accounts of Pro Plus, the assignment of certain receivables, a pledge of our interest in Pro Plus and a guarantee of our wholly-owned subsidiary CME Media Enterprises B.V.  Loans drawn under this facility will bear interest at a rate of EURIBOR for the period of drawing plus a margin of between 2.1% and 3.6% that varies according to the ratio of consolidated net debt to consolidated broadcasting cash flow for Pro Plus.  As at December 31, 2008, EUR 26.3 million (approximately US$ 36.5 million) was available for drawing under this revolving facility. On February 19,  2009, the full EUR 36.5 million (approximately US$ 33.6 million at the date of drawing) of this facility was drawn.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Ukraine

Our Ukraine operations had drawn EUR 0.1 million (approximately US$ 0.2 million) from the BMG cash pool at December 31, 2008.

Total Group

At December 31, 2008, the maturity of our debt (including our Senior Notes and Convertible Notes) was as follows:

2009	$35,587
2010	-
2011	34,792
2012	340,966
2013	378,804
2014 and thereafter	208,755
Total	$998,904

Capital Lease Commitments

We lease certain of our office and broadcast facilities as well as machinery and equipment under various leasing arrangements.  The future minimum lease payments from continuing operations, by year and in the aggregate, under capital leases with initial or remaining non-cancelable lease terms in excess of one year, consisted of the following at December 31, 2008:

2009	$1,146
2010	704
2011	611
2012	598
2013	3,237
2014 and thereafter	-
$6,296
Less: amount representing interest	(1,415)
Present value of net minimum lease payments	$4,881

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

12.  OTHER LIABILITIES

Other current and non-current liabilities comprised the following as at December 31, 2008 and December 31, 2007:

	December 31, 2008	December 31, 2007
Current:
Deferred revenue	$7,684	$7,011
Consideration payable – Bulgaria	4,500	-
Consideration payable - Romania	724	2,208
Dividends payable to minority shareholders in subsidiaries	-	1,226
Onerous contracts	1,994	2,832
Deferred tax	177	272
Liability held for sale	2,207	2,030
Obligation to repurchase shares	-	488
Total other current liabilities	$17,286	$16,067

	December 31, 2008	December 31, 2007
Non-current:
Deferred tax	$89,126	$73,340
Income taxes payable	1,070	2,495
Fair value of derivatives	9,882	16,242
Program rights	9,922	23
Consideration payable – Czech Republic	1,396	-
Other	819	3,262
Total other non-current liabilities	$112,215	$95,362

13.  FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS

FAS 157 establishes a hierarchy that prioritizes the inputs to those valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under FAS 157 are:

Basis of Fair Value Measurement

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted instruments.

Level 2	Quoted prices in markets that are not considered to be active or valuations of financial instruments for which all significant inputs are observable, either directly or indirectly.

Level 3	Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

We evaluate the position of each financial instrument measured at fair value in the hierarchy individually based on the valuation methodology we apply. At December 31, 2008, we had no material financial assets or liabilities carried at fair value using significant level 1 or level 3 inputs and the only instruments we valued using level 2 inputs were currency swap agreements as follows:

Currency Swap

On April 27, 2006, we entered into cross currency swap agreements with JP Morgan Chase Bank, N.A. and Morgan Stanley Capital Services Inc., under which we swapped a fixed annual coupon interest rate (of 9.0%) on notional principal of CZK 10.7 billion (approximately US$ 553.1 million), payable on July 15, October 15, January 15, and April 15, to the termination date of April 15, 2012, for a fixed annual coupon interest rate (of 9.0%) on notional principal of EUR 375.9 million (approximately US$ 523.1 million) receivable on July 15, October 15, January 15, and April 15, to the termination date of April 15, 2012.

These currency swap agreements reduce our exposure to movements in foreign exchange rates on a part of the CZK-denominated cash flows generated by our Czech Republic operations that is approximately equivalent in value to the Euro-denominated interest payments on our Senior Notes (see Note 6, “Senior Debt”). They are financial instruments that are used to minimize currency risk and are considered an economic hedge of foreign exchange rates.  These instruments have not been designated as hedging instruments as defined under FAS 133 and so changes in their fair value are recorded in the consolidated statement of operations and in the consolidated balance sheet in other non-current liabilities.

We value our currency swap agreements using an industry-standard currency swap pricing model which calculates the fair value on the basis of the net present value of the estimated future cash flows receivable or payable. These instruments are allocated to level 2 of the FAS 157 fair value hierarchy because the critical inputs to this model, including the relevant yield curves and the known contractual terms of the instrument, are readily observable.

The fair value of these instruments as at December 31, 2008, was a liability of US$ 9.9 million, which represented a gain of US$ 6.4 million from the liability of US$ 16.2 million as at December 31, 2007. The gain of US$ 6.4 million (2007: loss of US$ (3.7) million, 2006: loss of US$ (12.5) million) was recognized as a change in fair value of derivative instruments in the Consolidated Statements of Operations.

14.  SHAREHOLDERS' EQUITY

Preferred Stock

5,000,000 shares of Preferred Stock, with a $ 0.08 par value, were authorized as at December 31, 2008 and 2007.  None were issued and outstanding as at December 31, 2008 and 2007.

Class A and B Common Stock

100,000,000 shares of Class A Common Stock and 15,000,000 shares of Class B Common Stock were authorized as at December 31, 2008 and 2007.  The rights of the holders of Class A Common Stock and Class B Common Stock are identical except for voting rights.  The shares of Class A Common Stock are entitled to one vote per share and the shares of Class B Common Stock are entitled to ten votes per share.  Class B Common Stock is convertible into Class A Common Stock for no additional consideration on a one-for-one basis.  Holders of each class of shares are entitled to receive dividends and upon liquidation or dissolution are entitled to receive all assets available for distribution to shareholders.  The holders of each class have no preemptive or other subscription rights and there are no redemption or sinking fund provisions with respect to such shares.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

On August 30, 2007, we issued 1,275,227 unregistered shares of our Class A Common Stock to Igor Kolomoisky for net proceeds of US$ 109.9 million.

15.  INCOME TAXES

As our investments are predominantly owned by Dutch holding companies, the components of the provision for income taxes and of the income from continuing operations before provision for income taxes have been analyzed between their Netherlands and non-Netherlands components.  Similarly the Dutch corporate income tax rates have been used in the reconciliation of income taxes.

(Loss) / income before provision for income taxes, noncontrolling interest, equity in income of unconsolidated affiliates and discontinued operations:

The Netherlands and non-Netherlands components of (loss) / income from continuing operations before income taxes are:

	For the Years Ended December 31,
	2008	2007	2006
Domestic	(15,795)	$(102,532)	$(43,777)
Foreign	(213,374)	233,559	94,523
	$(229,169)	$131,027	$50,746

Total tax charge for the years ended December 31, 2008, 2007 and 2006 was allocated as follows:

	For the Years Ended December 31,
	2008	2007	2006
Income tax expense from continuing operations	$34,525	$20,822	$14,952
Income tax expense from discontinued operations	(64)	(29)	4,873
Currency translation adjustment in accumulated other comprehensive income	-	20,202	22,878
Total tax charge	$34,461	$40,995	$42,703

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Income Tax Provision:

The Netherlands and non-Netherlands components of the provision for income taxes from continuing operations consists of:

	For the Years Ended December 31,
	2008	2007	2006
Current income tax expense:
Domestic	$253	$(20,046)	$(22,745)
Foreign	49,431	51,806	36,000
	$49,684	$31,760	$13,255
Deferred tax expense / (benefit):
Domestic	$21	$-	$1,467
Foreign	(15,180)	(10,938)	230
	$(15,159)	$(10,938)	$1,697

Provision for income taxes	$34,525	$20,822	$14,952

Reconciliation of Effective Income Tax Rate:

The following is a reconciliation of income taxes, calculated at statutory Netherlands rates, to the income tax provision included in the accompanying Consolidated Statements of Operations for the years ended December 31, 2008, 2007 and 2006:

	For the Years Ended December 31,
	2008	2007	2006
Income taxes at Netherlands rates (2008 and 2007: 25.5%, 2006: 29.6%)	$(58,416)	$33,409	$15,018
Jurisdictional differences in tax rates	4,276	(15,971)	(10,445)
Tax effect of impairment losses	73,092	-	149
Effect of change in tax law relating to investment allowances claimed in previous years	-	-	(2,065)
Interest expense disallowed	1,150	4,347	7,365
Tax effect of other permanent differences	6,724	2,597	(656)
Effect of changes in tax rates	9	(9,271)	89
Change in valuation allowance	7,192	9,803	5,418
Other	498	(4,092)	79

Provision for income taxes	$34,525	$20,822	$14,952

In 2008 we recognized impairment losses against goodwill in our Bulgaria and Ukraine operations for which there is no tax credit.

The amount included in 2007 for effect of changes in tax rates includes US$ 9.1 million arising from the enactment of lower tax rates for future years in the Czech Republic.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Components of Deferred Tax Assets and Liabilities

The following table shows the significant components included in deferred income taxes as at December 31, 2008 and 2007:

	December 31, 2008	December 31, 2007
Assets:
Tax benefit of loss carry-forwards and other tax credits	$48,384	$28,247
Programming rights	3,119	3,734
Property, plant and equipment	1,899	1,607
Accrued expense	4,613	4,959
Other	4,684	1,500
Gross deferred tax assets	62,699	$40,047
Valuation allowance	(47,392)	(28,896)
Net deferred tax assets	15,307	$11,151

Liabilities:
Broadcast licenses, trademarks and customer relationships	$(86,670)	$(67,606)
Property, plant and equipment	(6,219)	(3,688)
Temporary difference due to timing	(3,714)	(7,694)
Total deferred tax liabilities	$(96,603)	$(78,988)
Net deferred income tax liability	$(81,296)	$(67,837)

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Deferred tax is recognized on the Consolidated Balance Sheet as follows:

	December 31, 2008	December 31, 2007

Current deferred tax assets	$5,898	$3,652
Non-current deferred tax assets	2,109	2,123
	8,007	$5,775

Current deferred tax liabilities	(177)	(272)
Non-current deferred tax liabilities	(89,126)	(73,340)
	$(89,303)	$(73,612)

Net deferred income tax liability	$(81,296)	$(67,837)

We provided a valuation allowance against potential deferred tax assets of US$ 47.4 million and US$ 28.9 million as at December 31, 2008 and 2007, respectively, since it has been determined by management, based on the weight of all available evidence, that it is more likely than not that the benefits associated with these assets will not be realized.  Of the valuation allowance recorded at December 31, 2008, US$ 0.8 million would reverse through goodwill.

During 2008, we had the following movements on valuation allowances:

Balance at December 31, 2007	$28,896
Charged to costs and expenses	7,192
Charged to other accounts	11,880
Foreign exchange	(576)
Balance at December 31, 2008	$47,392

As of December 31, 2008 we have operating loss carry-forwards that will expire in the following periods:

Year	2009	2010	2011	2012	2013	Indefinite
Austria	-	-	-	-	-	12,472
Bulgaria	-	-	-	8,581	10,653	-
Croatia	-	442	9,330	25,877	14,479	-
Czech Republic	1,548	2,904	29	46	14	-
Slovenia	-	-	-	-	-	11,880
Ukraine	-	-	-	-	-	17,412
Cyprus	-	-	-	-	-	361
Romania	-	-	-	-	181	-
Total	1,548	3,346	9,359	34,504	25,327	42,125

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

In addition, there is a ruling deficit in The Netherlands of US$ 112.5 million which is available to offset future taxable profits in excess of the minimum amounts agreed with The Netherlands tax authorities.  The ruling deficit includes tax losses of US$ 77.9 million which will be subject to a nine-year statute of limitations.

The losses and ruling deficit are subject to examination by the tax authorities and to restriction on their utilization.  In particular the losses and ruling deficit can only be utilized against profits arising in the legal entity in which they arose.  We have provided valuation allowances against the operating loss carry-forwards arising in Austria, Bulgaria, Croatia, Czech Republic, Slovenia, Ukraine (except STUDIO 1+1), Romania and the ruling deficit in The Netherlands as we consider it more likely than not that we will fail to utilize all or in certain cases part of these tax benefits.

We have not provided income taxes or withholding taxes on US$  361.2 million (2007: US$ 354.2 million) of cumulative undistributed earnings of our subsidiaries and affiliates as these earnings are either permanently reinvested in the companies concerned or can be recovered tax-free.  It is not practicable to estimate the amount of taxes that might be payable on the distribution of these earnings.

On January 1, 2007, we adopted FIN 48, which clarifies the accounting for uncertainty in tax positions.  As a result of the implementation of FIN 48, we recognized an additional liability of approximately US$ 1.7 million for unrecognized tax benefits, which was accounted for as an increase to our retained deficit as at January 1, 2007.

We recognize accrued interest and penalties related to unrecognized tax benefits within the provision for income taxes. At January 1, 2007, we had an accrual of US$ 1.8 million in respect of interest and penalties, of which US$ 1.5 million was accounted for as an increase to our retained deficit at that date.  The liability for accrued interest and penalties at December 31, 2008 is US$ 0.6 million and as at December 31, 2007 we had an accrual of US $ 1.0 million.  The decrease for the year of US$ 0.4 million arose as a result of the statute of limitations expiring and this amount was recognized in the income statement.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at December 31, 2007	$1,723
Increases for tax positions taken during a prior period	1,130
Increases for tax positions taken during the current period	1,999
Decreases resulting from the expiry of the statute of limitations	(495)
Other	(54)
Balance at December 31, 2008	$4,303

The total amount of unrecognized benefits that, if recognized, would affect the effective tax rate amounts to US$ 1.2 million. It is reasonably possible that the total amount of unrecognized tax benefits will decrease by approximately US$ 0.3 million within 12 months of the reporting date as a result of tax audits closing and statutes of limitations expiring.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Our subsidiaries file income tax returns in The Netherlands and various other tax jurisdictions including the United States. As at December 31, 2008, analysed by major tax jurisdictions, our subsidiaries are generally no longer subject to income tax examinations for years before:

Country	Year
Bulgaria	2002
Croatia	2005
Czech Republic	2006
Germany	2005
Netherlands	2007
Romania	2004
Slovak Republic	2003
Slovenia	2003
Ukraine	2005
United States	2005

16.  INTEREST EXPENSE

Interest expense comprised the following for the years ended December 31, 2008, 2007 and 2006, respectively:

	For the Years Ended December 31,
	2008	2007	2006

Interest on Senior Notes	$43,962	$41,549	$39,032
Interest on Convertible Notes	13,439	-	-
Loss on redemption of senior notes	-	6,853	-
Interest on capital leases	384	336	304
Other interest and fees	5,714	3,327	2,398
	$63,499	$52,065	$41,734

Amortization of capitalized debt issuance costs	4,426	2,871	2,478
Amortization of debt issuance discount	14,556	-	-
Total interest expense	$82,481	$54,936	$44,212

The loss on redemption of Senior Notes in 2007 is comprised of a redemption premium of US$ 3.4 million and accelerated amortization of capitalized debt issuance costs of US$ 3.5 million.

The interest and amortization of capitalized debt issuance costs related to the Convertible Notes changed on January 1, 2009 when we adopted FSP APB 14-1 (see Note 2, “Summary of Significant Accounting Policies: Recent Accounting Pronouncements”).

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

17. STOCK-BASED COMPENSATION

4,500,000 shares have been authorized for issuance in respect of equity awards under a stock-based compensation plan (“the Plan”). Under the Plan, awards are made to employees at the discretion of the Compensation Committee and to directors pursuant to an annual automatic grant under the Plan. Grants of options allow the holders to purchase shares of Class A or Class B stock at an exercise price, which is generally the market price prevailing at the date of the grant, with vesting between one and four years after the awards are granted.

When options are vested, holders may exercise them at any time up to the maximum contractual life of the instrument which is specified in the option agreement. At December 31, 2008, the maximum contractual life of options issued was 10 years. Upon providing the appropriate written notification, holders pay the exercise price and receive the stock. Stock delivered under the Plan comes from the issuance of new shares. For the year ended December 31, 2008, US$ 1.2 million was received on exercise of options under the Plan. The intrinsic value of awards exercised during 2008 was US$ 0.8 million (2007: US$ 23.3 million, 2006: US$ 8.2 million) and the income tax benefits realized thereon was US$ 0.1 million (2007: US$ 1.1 million, 2006: US$ 1.3 million).

The charge for stock-based compensation in our Consolidated Statement of Operations is as follows:

	For the Years Ended December 31,
	2008	2007	2006
Stock-based compensation charged under SFAS 123(R)	6,107	5,734	3,575
Income tax benefit recognized	(641)	(479)	(482)

During the fourth quarter of 2008, Michael Garin, our former Chief Executive Officer announced his intention to retire from his executive position. In connection with this announcement, the terms of unvested options over 97,500 shares were modified to accelerate vesting. As required by FAS 123(R), we reversed the compensation cost previously recognized because at the modification dates the service conditions of the original awards were not expected to be satisfied. At the same time, we recognized the incremental cost resulting from the modification. Because of the shorter life of the modified options, and the decline in our share price since the original awards were granted, the net effect was a credit of US$ 1.3 million.

The charge for stock-based compensation cost related to awards that are not yet exercisable and which have not yet been recognized in our Consolidated Statement of Operations at December 31, 2008 was US$ 12.7 million and the weighted average period over which it will be recognized is 2.2 years. Under the provisions of FAS 123(R), the fair value of stock options that are expected to vest is estimated on the grant date using the Black-Scholes option-pricing model and recognized ratably over the requisite servicing period. The calculation of compensation cost requires the use of several significant assumptions which are calculated as follows:

•
Expected forfeitures. FAS 123(R) requires that compensation cost only be calculated on those instruments that are expected to vest in the future. The number of options that actually vest will usually differ from the total number issued because employees forfeit options when they do not meet the service conditions stipulated in the agreement. Since all forfeitures result from failure to meet service conditions, we have calculated the forfeiture rate by reference to the historical employee turnover rate.

•
Expected volatility. Expected volatility has been calculated based on an analysis of the historical stock price volatility of the company and its peers for the preceeding period corresponding to the options’ expected life.

•
Expected term. The expected term of options granted has been calculated following the “shortcut” method as outlined in section D 2, question 6 of SEC Staff Accounting Bulletin No. 107 “Share Based Compensation” because our options meet the definition of “plain vanilla” therein. Since insufficient data about holder exercise behavior is available to make estimates of expected term, we have continued to apply the shortcut method in accordance with SAB 110.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

The weighted average assumptions used in the Black-Scholes model for grants made in the years ending December 31, 2008, 2007 and 2006 were as follows:

	For the Years Ended December 31,
	2008	2007	2006
Risk-free interest rate	1.51%	3.62%	4.76%
Expected term (years)	4.60	4.93	5.89
Expected volatility	45.18%	36.15%	43.44%
Dividend yield	0%	0%	0%
Weighted-average fair value	$12.31	$40.48	$31.67

The following table summarizes information about stock option activity during 2008, 2007, and 2006:

	2008		2007		2006
	Shares	Weighted Average Exercise Price (US$)	Shares	Weighted Average Exercise Price (US$)	Shares	Weighted Average Exercise Price (US$)
Outstanding at beginning of year	1,176,117	$56.72	1,288,575	$35.51	1,118,275	$22.23
Awards granted	342,000	35.92	246,000	108.48	388,500	65.19
Awards exercised	(21,075)	57.97	(315,833)	12.98	(195,450)	18.54
Awards expired	-	-	(20,000)	23.00	-	-
Awards forfeited	(58,000)	80.39	(22,625)	51.79	(22,750)	40.38
Outstanding at end of year	1,439,042	$50.81	1,176,117	$56.72	1,288,575	$35.51

The exercise of stock options has generated a net operating loss brought forward in our Delaware subsidiary of US$ 11.3 million at January 1, 2008.  In the year ended December 31, 2008 tax benefits of US$ 1.3 million were recognized in respect of the utilization of part of this loss, and were recorded as additional paid-in capital, net of US$ 0.1 million of transfers related to the write-off of deferred tax assets arising upon exercises and forfeitures. The losses are subject to examination by the tax authorities and to restriction on their utilization.

The following table summarizes information about stock options outstanding at December 31, 2008:

	Options outstanding
Range of exercise prices	Shares	Average remaining contractual life (years)	Aggregate intrinsic value (US$)	Weighted average exercise price (US$)
$0.01 - 20.00	261,000	4.79	1,458	16.13
$20.01 - 40.00	412,042	6.84	-	23.78
$40.01 - 60.00	255,500	6.93	-	52.67
$60.01 - 80.00	241,625	5.94	-	67.83
$80.01 - 100.00	38,125	3.82	-	90.22
$100.01 - 120.00	230,750	6.33	-	111.88
Total	1,439,042	6.17	1,458	50.81
Expected to vest	1,323,370	6.10	1,414	50.33

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

The following table summarizes information about stock options exercisable at December 31, 2008:

	Options exercisable
Range of exercise prices	Shares	Average remaining contractual life (years)	Aggregate intrinsic value (US$)	Weighted average exercise price (US$)
$0.01 - 20.00	261,000	4.79	1,458	16.13
$20.01 - 40.00	127,542	5.60	-	26.21
$40.01 - 60.00	161,375	6.84	-	51.55
$60.01 - 80.00	85,375	7.54	-	71.16
$80.01 - 100.00	38,125	3.82	-	90.22
$100.01 - 120.00	49,813	6.41	-	113.56
Total	723,230	5.78	1,458	42.93

18.  EARNINGS PER SHARE

The components of basic and diluted earnings per share are as follows:

	For the Years Ended December 31,
	2008	2007	2006
Net (loss) / income available from continuing operations attributable to CME Ltd. shareholders	$(265,761)	$93,098	$28,843
Net loss from discontinued operations	(3,785)	(4,480)	(7,217)
Net (loss) / income attributable to CME Ltd. Shareholders	$(269,546)	$88,618	$21,626

Weighted average outstanding shares of common stock (000’s)	42,328	41,384	40,027
Dilutive effect of employee stock options (000’s)	-	449	573
Common stock and common stock equivalents	42,328	41,833	40,600

Earnings per share:
Basic	$(6.37)	$2.14	$0.54
Diluted	$(6.37)	$2.12	$0.53

At December 31, 2008, 877,625 (2007: 206,000, 2006: 319,435) stock options were antidilutive to income from continuing operations and excluded from the calculation of earnings per share.  These may become dilutive in the future. Shares of Class A of common stock potentially issuable under our Convertible Notes may also become dilutive in the future although they were antidilutive to income at December 31, 2008.

19.  SEGMENT DATA

We manage our business on a geographic basis and review the performance of each segment using data that reflects 100% of operating and license company results.  Our segments are Bulgaria, Croatia, the Czech Republic, Romania, the Slovak Republic, Slovenia and Ukraine.

We evaluate the performance of our segments based on Net Revenues and EBITDA, which is also used as a component in determining management bonuses.

Our key performance measure of the efficiency of our segments is EBITDA margin.  We define EBITDA margin as the ratio of EBITDA to Net Revenues.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

EBITDA is determined as net income / (loss), which includes program rights amortization costs, before interest, taxes, depreciation and amortization of intangible assets.  Items that are not allocated to our segments for purposes of evaluating their performance and therefore are not included in EBITDA, include:

•	foreign currency exchange gains and losses;

•	changes in fair value of derivatives; and

•	certain unusual or infrequent items (e.g., impairments of assets or investments).

Below are tables showing our Net Revenues, EBITDA, depreciation, amortization, impairment charges, operating (loss) / income and assets by operation for the years ended December 31, 2008, 2007 and 2006  for consolidated statement of operations data and as at March 31, 2008 and December 31, 2007 for consolidated balance sheet data:

	For the Years Ended December 31,
Net Revenues (1)	2008	2007	2006

Bulgaria (2)	1,263	-	-
Croatia	54,651	37,193	22,310
Czech Republic	376,546	279,237	208,387
Romania	274,627	215,402	148,616
Slovak Republic	132,693	110,539	73,420
Slovenia	80,696	69,647	54,534
Ukraine	99,458	126,838	97,139
Total Operating Segments	1,019,934	838,856	604,406
Unconsolidated equity affiliate	-	-	(1,760)
Corporate	-	-	-
Total	$1,019,934	$838,856	$602,646

(1) All net revenues are derived from external customers.  There are no inter-segmental revenues.

(2) We acquired our Bulgaria operations on August 1, 2008.

	For the Years Ended December 31,
EBITDA	2008	2007	2006

Bulgaria (1)	(10,185)	-	-
Croatia	(5,415)	(13,882)	(14,413)
Czech Republic	208,655	156,496	100,488
Romania	111,783	93,075	65,860
Slovak Republic	50,228	41,532	20,805
Slovenia	25,413	22,767	19,842
Ukraine	(34,799)	23,464	28,178
Total Operating Segments	345,680	323,452	220,760
Unconsolidated equity affiliate	-	-	1,292
Corporate	(48,787)	(54,531)	(33,266)
Total	$296,893	$268,921	$188,786

(1) We acquired our Bulgaria operations on August 1, 2008.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

	For the Years Ended December 31,
Depreciation	2008	2007	2006

Bulgaria (1)	535	-	-
Croatia	6,198	3,630	2,920
Czech Republic	18,442	10,158	7,669
Romania	11,854	7,365	4,662
Slovak Republic	6,027	3,905	3,422
Slovenia	5,526	4,647	4,004
Ukraine	3,086	2,948	2,930
Total Operating Segments	51,668	32,653	25,607
Unconsolidated equity affiliate	-	-	(177)
Corporate	889	842	838
Total	$52,557	$33,495	$26,268

(1) We acquired our Bulgaria operations on August 1, 2008.

	For the Years Ended December 31,
Amortization of intangible assets	2008	2007	2006

Bulgaria (1)	2,886	-	-
Croatia	-	-	-
Czech Republic	22,723	18,652	16,605
Romania	3,294	3,146	1,149
Slovak Republic	4,961	2,882	648
Slovenia	-	-	-
Ukraine	1,517	290	397
Total Operating Segments	35,381	24,970	18,799
Corporate	-	-	-
Total	$35,381	$24,970	$18,799

(1) We acquired our Bulgaria operations on August 1, 2008.

	For the Years Ended December 31,
Impairment Charges	2008	2007	2006

Bulgaria (1)	64,891	-	-
Croatia	-	-	748
Czech Republic	-	-	-
Romania	-	-	-
Slovak Republic	-	-	-
Slovenia	-	-	-
Ukraine	271,861	-	-
Total Operating Segments	336,752	-	748
Corporate	-	-	-
Total	$336,752	$-	$748

(1) We acquired our Bulgaria operations on August 1, 2008.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

	For the Years Ended December 31,
Operating (loss) / income	2008	2007	2006

Bulgaria (1)	$(78,497)	$-	$-
Croatia	(11,613)	(17,512)	(18,081)
Czech Republic	167,490	127,686	76,214
Romania	96,635	82,564	60,049
Slovak Republic	39,240	34,745	16,735
Slovenia	19,887	18,120	15,838
Ukraine	(311,263)	20,226	24,851
Total Operating Segments	$(78,121)	$265,829	$175,606
Unconsolidated equity affiliate	-	-	1,469
Corporate	(49,676)	(55,373)	(34,104)
Total	$(127,797)	$210,456	$142,971

(1) We acquired our Bulgaria operations on August 1, 2008.

	As at December 31,
Total assets (1):	2008	2007

Bulgaria	$107,805	$-
Croatia	50,431	44,787
Czech Republic	1,306,997	1,429,256
Romania	387,845	360,144
Slovak Republic	240,899	203,302
Slovenia	93,022	89,984
Ukraine	129,590	101,533
Total segment assets	$2,316,589	$2,229,006

Reconciliation to Consolidated Balance Sheet:
Corporate	84,543	103,044
Assets held for sale (2)	5,484	6,385
Total assets	$2,406,616	$2,338,435

(1)	Segment assets exclude any inter-company investments, loans, payables and receivables.

(2)	Assets held for sale represent the CITI channel, which was disposed of in February 2009.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

	As at December 31,
Long-lived assets (1):	2008	2007

Bulgaria	$6,404	$-
Croatia	13,450	12,144
Czech Republic	61,463	58,809
Romania	52,193	44,808
Slovak Republic	40,025	29,345
Slovenia	24,932	21,524
Ukraine	7,083	7,380
Total long-lived assets	$205,550	$174,010

Reconciliation to Consolidated Balance Sheet:
Corporate	1,117	1,298
Total Long-lived assets	$206,667	$175,308
(1) Reflects property, plant and equipment.

We do not rely on any single major customer or group of major customers.  No customer accounts for more than 10% of revenue.

20. DISCONTINUED OPERATIONS

	For the Years Ended December 31,
	2008	2007	2006

Ukraine
Pre tax loss from discontinued operations	$(3,849)	$(4,509)	$(2,354)
Tax on result of discontinued operations	64	29	-

Czech Republic
Tax on disposal of discontinued operations	-	-	(4,863)
Net loss from discontinued operations	$(3,785)	$(4,480)	$(7,217)

Ukraine

In the fourth quarter of 2008 in connection with an agreement with our minority partners to acquire 100% of the KINO channel and sell them our interest in the CITI channel, we segregated the broadcasting licenses and other assets of the KINO channel and transferred them to Gravis-Kino, a new entity spun off from Gravis, which previously operated the KINO and the CITI channels.  Between January 14, 2009 and February 10, 2009, we acquired a 100% interest in the KINO channel by acquiring from our minority partners their interests in Tor, Zhysa, TV Stimul, Ukrpromtorg and Gravis-Kino and selling to them our interest in Gravis, which owns the broadcasting licenses and other assets of the CITI channel. We concluded that the CITI channel represented a disposal group and therefore recognized the income and expenses of our CITI channel as a discontinued operation in all periods presented. The assets and liabilities of the CITI channel have been classified as available for sale at each balance sheet date.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Czech Republic

On June 19, 2003, our Board of Directors decided to withdraw from operations in the Czech Republic.  The revenues and expenses of our former Czech Republic operations and related legal expenses have therefore all been accounted for as discontinued operations for all periods presented.

On February 9, 2004, we entered into an agreement with the Dutch tax authorities to settle all tax liabilities outstanding for the years up to and including 2003, including receipts in respect of our 2003 award in the arbitration against the Czech Republic, for a payment of US$ 9.0 million (the “Settlement Agreement”).  We expected to continue to pay tax in The Netherlands of between US$ 1.0 and US$ 2.5 million for the foreseeable future and therefore agreed to a minimum payment of US$ 2.0 million per year for the years 2004 - 2008 and US$ 1.0 million for 2009.

We have re-evaluated our forecasts of the amount of taxable income we expect to earn in The Netherlands in the period to 2009.  As the tax payable on this income is lower than the minimum amounts agreed with the Dutch tax authorities, we have provided for the shortfall.  In our condensed consolidated statement of operations, we recognized a charge of US$ nil (2007: US$ nil, 2006: US$ 4.9 million) through discontinued operations.

The settlement agreement also provides that if any decision is issued at any time prior to December 31, 2008 exempting awards under Bilateral Investment Treaties from taxation in The Netherlands, we will be allowed to recover losses previously used against the 2003 arbitration award, which could be up to US$ 195.0 million, to offset other income within the applicable carry forward rules. This would not reduce the minimum amount of tax agreed payable under the Settlement Agreement.  At this time there is no indication that the Dutch tax authorities have issued such a decision. The settlement with the Dutch tax authorities has also resulted in a deductible temporary difference in the form of a ruling deficit against which a full valuation allowance has been recorded.

21.  COMMITMENTS AND CONTINGENCIES

Commitments

a)	Station Programming Rights Agreements

At December 31, 2008, we had the following commitments in respect of future programming, including contracts signed with license periods starting after the balance sheet date:

December 31, 2008
Bulgaria	$53,040
Croatia	3,369
Czech Republic	100,141
Romania	69,874
Slovak Republic	28,403
Slovenia	9,249
Ukraine	16,391
Total (1)	$280,467

(1) Of the amounts in the table above, US$ 213.7 million is payable within one year.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

b)	Operating Lease Commitments

For the fiscal years ended December 31, 2008, 2007, and 2006 we incurred aggregate rent on all facilities of US$ 14.0 million, US$ 11.8 million and US$ 9.7 million.  Future minimum operating lease payments at December 31, 2008 for non-cancellable operating leases with remaining terms in excess of one year (net of amounts to be recharged to third parties) are payable as follows:

December 31, 2008
2009	$6,514
2010	3,961
2011	1,815
2012	1,284
2013	2,452
2014 and thereafter	2,526
Total	$18,552

c)	Acquisition of minority shareholdings

Mr. Sarbu has the right to sell to us the remaining shareholding in Pro TV and MPI  that he holds personally under a put option agreement entered into in July 2004 at a price to be determined by an independent valuation, subject to a floor price of US$ 1.45 million for each 1.0% interest sold.  Mr. Sarbu’s right to put his remaining shareholding to us is exercisable from November 12, 2009, provided that we have not enforced a pledge over this shareholding which Mr. Sarbu granted as security for our right to put to him our shareholding in Media Pro. As at December 31, 2008, we consider the fair value of Mr. Sarbu’s put option to be approximately US$ nil.

d)	Other

Dutch Tax

On February 9, 2004 we entered into an agreement with the Dutch tax authorities to settle all tax liabilities outstanding for the period through 2003, including receipts in respect of our 2003 award in the arbitration against the Czech Republic, for a payment of US$ 9.0 million.  We expected to continue to pay tax in The Netherlands of between US$ 1.0 and US$ 2.5 million for the foreseeable future and therefore also agreed to a minimum tax payable of US$ 2.0 million per year for the years 2004 - 2008 and US$ 1.0 million for 2009.  Should the Dutch Ministry of Finance rule that arbitration awards such as the one we received are not taxable, we will be entitled to claim a tax loss, which can be offset against other taxable income but will not reduce our minimum payment commitments.

As at December 31, 2008 we provided US$ 1.3 million in current liabilities and as at December 31, 2007 we provided US$ 3.3 million (US$ 1.0 million in non-current liabilities and US$ 2.3 million in current liabilities) of tax in The Netherlands as the difference between our obligation under this agreement and our estimate of tax in the Netherlands that may fall due over this period from business operations, based on current business structures and economic conditions, and recognized a charge of US$ nil (2007: US$ nil, 2006 US$ 4.9 million) through discontinued operations in our Consolidated Statement of Operations for the year ended December 31, 2008.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Czech Republic - Factoring of Trade Receivables

CET 21 has a working capital credit facility of CZK 250 million (approximately US$ 12.9 million) with CS.  This facility is secured by a pledge of receivables under the factoring agreement with FCS.

The transfer of the receivables is accounted for as a secured borrowing under FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with the proceeds received recorded in the Consolidated Balance Sheet as a liability and included in current credit facilities and obligations under capital leases.  The corresponding receivables are a part of accounts receivable, as we retain the risks of ownership.

Contingencies

a) Litigation

We are, from time to time, a party to litigation that arises in the normal course of our business operations. However, we are not presently a party to any such litigation which could reasonably be expected to have a material adverse effect on our business or operations.

b) Lehman Brothers bankruptcy claim

On March 4, 2008, we purchased for cash consideration of US$ 22.2 million, capped call options from Lehman OTC (See Note 6, “Senior Debt: Convertible Notes”) over 1,583,333 shares of our Class A common stock which entitled us to receive, at our election following a conversion under the Convertible Notes, cash or shares of Class A common stock with a value equal to the difference between the trading price of our shares at the time the option is exercised and US$ 105.00, up to a maximum trading price of US$ 151.20.

On September 15, 2008, Lehman Holdings, the guarantor of the obligations of Lehman OTC under the capped call agreement, filed for protection under Chapter 11 of the United States Bankruptcy Code. The bankruptcy filing of Lehman Holding, as guarantor, was an event of default and gave us the right to terminate the capped call agreement with Lehman OTC and claim for losses. We exercised this right on September 16, 2008 and have claimed an amount of US$ 19.9 million, which bears interest at a rate equal to CME’s estimate of its cost of funding plus 1% per annum.

On October 3, 2008, Lehman OTC filed for protection under Chapter 11 as well.  We have filed claims in the bankruptcy proceedings of both Lehman Holding and Lehman OTC. Our claim is a general unsecured claim and ranks together with similar claims. We do not have any information as to the timing of the satisfaction of our claim or the amount we may receive.

c) Video International termination penalty payable

Until December 31, 2008, the sale of Studio 1+1’s advertising was outsourced to Video International-Prioritet LLC and certain of its affiliates (the “Video International Group”), a Ukrainian subsidiary of a Russian advertising sales company, in which we have neither an economic nor voting interest. The sale of KINO’s advertising was also outsourced to Video International Group until December 31, 2008, when the relevant contract expired. On December 24, 2008, Studio 1+1 and certain affiliates terminated agreements relating to the sale of advertising and sponsorship on STUDIO 1+1 with the Video International Group. The effective date of these terminations is March 24, 2009. Since January 1, 2009, the Studio 1+1 group has been selling advertising and sponsorship on STUDIO 1+1 directly. In connection with these terminations, Studio 1+1 is required to pay a termination penalty equal to (1) 12% of the average monthly advertising revenues and (ii) 6% of the average monthly sponsorship revenues for advertising and sponsorship sold by the Video International Group for the six months immediately preceding the termination date. We have not reached an agreement with the Video International Group on the amount of the termination penalty but we have recorded a provision and corresponding expense within Station selling, general and administration expenses of US$ 4.9 million representing the amount we currently believe we will be required to pay. Under the terms of the relevant agreements, any disputes will be resolved through an independent arbitration process based in, and under the laws of, England.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

d) Licenses

Regulatory bodies in each country in which we operate control access to available frequencies through licensing regimes. We believe that the licenses for our license companies will be renewed prior to expiry. In Romania, the Slovak Republic, Slovenia and Ukraine local regulations contain a qualified presumption for extensions of broadcast licenses, according to which a broadcast license may be renewed if the licensee has operated substantially in compliance with the relevant licensing regime. To date, all expiring licenses have been renewed; however, there can be no assurance that any of the licenses will be renewed upon expiration of their current terms. The failure of any such license to be renewed could adversely affect the results of our operations. The analog licenses to operate our terrestrial broadcast operations are effective for the following periods:

Bulgaria	The license of TV2 expires in February 2010.

Croatia	The license of NOVA TV (Croatia) expires in March 2010.

Czech Republic	The license of TV NOVA (Czech Republic) expires in January 2017. The NOVA SPORT license expires in September 2020. The satellite license for NOVA CINEMA expires in November 2019.

Romania	Licenses expire on dates ranging from April 2009 to May 2017.

Slovak Republic	The license of TV MARKIZA expires in September 2019.

Slovenia	The licenses of POP TV and KANAL A expire in August 2012.

Ukraine
The 15-hour prime time and off prime time license of STUDIO 1+1 expires in December 2016. The license to broadcast for the remaining nine hours in off prime time expires in July 2014. The satellite license expires in April 2018. Licenses used for the KINO and CITI channels expire on dates ranging from March 2010 to April 2016.

Digital Terrestrial Television Transition

In the transition from analog to digital terrestrial broadcasting each jurisdiction is following a similar set of steps - although the approach being applied is not uniform.  Typically, legislation governing the transition to digital is adopted addressing the licensing of operators of the digital networks as well as the licensing of digital broadcasters, technical parameters concerning the allocation of frequencies to be used for digital services (including those currently being used for analog services), broadcasting standards to be provided, the timing of the transition and, ideally, principles to be applied in the transition, including transparency and non-discrimination. As a rule, these are embodied in a technical transition plan (“TTP”) that, in most jurisdictions, is agreed among the relevant Media Council, the national telecommunications agency (which is generally responsible for the allocation and use of frequencies) and the broadcasters.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

The TTP will typically include the following: the timeline and final switchover date, time allowances for the phases of the transition, allocation of frequencies for digital broadcasting and other digital services, methods for calculating digital terrestrial signal coverage and penetration of set top boxes, parameters for determining whether the conditions for switchover have been satisfied for any phase, the technical specifications for broadcasting standards to be utilized and technical restrictions on parallel broadcasting in analog and terrestrial during the transition phase.

Of our markets, the Czech Republic, the Slovak Republic and Slovenia are the furthest advanced in the transition to digital. All three have adopted new legislation or amendments to existing legislation and TTPs in order to facilitate the transition.  Generally, this legislation provides that incumbent analog broadcasters are entitled to receive a digital license or that current licenses entitle the holders to digital terrestrial broadcasting, although broadcasters in a specific jurisdiction may be required to formally file an application in order for a digital license to be issued.

In that regard, both of our Slovenian channels, POP TV and KANAL A, were issued digital licenses in November 2007. We anticipate that the switchover to digital in Slovenia will be completed by 2010.  The license currently held by CET 21 allows for national digital terrestrial broadcasting of TV NOVA (Czech Republic) in any multiplex. Such license may be extended for an additional 8 years, to 2025, upon application by CET 21. In addition, CET 21 was granted a license for national digital terrestrial broadcasting of NOVA CINEMA. This license is valid until the completion of transition to digital terrestrial broadcasting in the Czech Republic, at which time we expect a new license will be granted. In the Slovak Republic, TV MARKIZA is entitled to receive a digital license under recently adopted legislation and intends to apply for one following the completion of the tender offer for the multiplex operator under the TTP for the Slovak Republic.  In addition, in January 2009 Markiza was granted a digital license for a niche channel which must be launched by January 2011.

Draft legislation governing the transition to digital is under discussion in Bulgaria and Croatia.  We anticipate that legislation will be adopted during 2009 that will address digital licensing and the TTP for each market in a comprehensive way.  We expect that our anchor channels will receive digital licenses in these markets.

The Romanian governmental authorities have adopted amendments to existing legislation which provide that analog broadcasters are entitled to receive digital licenses; however, specific regulations to govern the transition to digitalization are yet to be adopted by the Romanian Media Council. The existing law provides that broadcasters within the same multiplex are entitled to choose their own operator, whether one of those broadcasters, a separate company set up by those broadcasters or a third party.

The Ukrainian governmental authorities have issued generic legislation in respect of the transition to digital. In addition, the Ukrainian Media Council has issued decisions confirming that STUDIO 1+1 would be included in one of the multiplexes to be launched in connection with the transition to digital broadcasting.  The Ukrainian Media Council recently held a tender for licenses for additional digital frequencies that will be made available for niche channels in the switchover to digital, and is currently soliciting proposals for technical development of certain digital multiplexes. However, there has been no indication as to when a TTP will be adopted in Ukraine.

We intend to apply for and obtain digital licenses that are issued in replacement of analog licenses in all our operating countries and to apply for additional digital licenses and for licenses to operate digital networks where such applications are permissible and prudent.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

e)	Restrictions on dividends from Consolidated Subsidiaries and Unconsolidated Affiliates

Corporate law in the Central and Eastern European countries in which we have operations stipulates generally that dividends may be declared by shareholders, out of yearly profits, subject to the maintenance of registered capital and required reserves after the recovery of accumulated losses.  The reserve requirement restriction generally provides that before dividends may be distributed, a portion of annual net profits (typically 5.0%) be allocated to a reserve, which reserve is capped at a proportion of the registered capital of a company (ranging from 5.0% to 25.0%).  The restricted net assets of our consolidated subsidiaries are less than 25.0% of consolidated net assets as at December 31, 2008.

22.  RELATED PARTY TRANSACTIONS

Overview

There is a limited local market for many specialist television services in the countries in which we operate; many of these services are provided by parties known to be connected to our local shareholders.  As stated in FASB Statement No. 57 “Related Party Disclosures” (“FAS 57”) transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-market dealings may not exist.  We will continue to review all of these arrangements.

We consider our related parties to be those shareholders who have direct control and/or influence and other parties that can significantly influence management as well as our officers and directors; a “connected” party is one in relation to whom we are aware of the existence of a family or business connection to a shareholder.

Related Party Transactions

Croatia

We contract with Concorde Media Beteiligungsgesellschaft mbH, acting as the agent of Tele München Fernseh GmbH & Co. Produktionsgesellschaft, for the purchase of program rights. Both companies are wholly-owned by Dr. Herbert Kloiber, a member of our board of directors. Our total purchases from Concorde Media Beteiligungsgesellschaft mbH during 2008 were US$ nil million, (2007: US$ nil 2006: US$ 0.3 million).

In addition, we purchased programming from companies related to or connected with Mr. Sarbu in 2008. These purchases were approximately US$ 0.1 million (2007: US$ 0.1 million, 2006: US$ 0.3 million).

Czech Republic

We purchased programming from companies related to or connected with Mr. Sarbu in 2008 with a value of approximately US$ 2.7 million (2007: US$ 0.7 million, 2006: US$ 0.7 million).

Slovenia

We purchased programming from companies related to or connected with Mr. Sarbu in 2008 with a value of approximately US$ 0.1 million in 2008 (2007: US$ nil, 2006: US$ nil).

Romania

The total purchases from companies related to or connected with Mr. Sarbu in 2008 were approximately US$ 47.1 million (2007: US$ 28.3 million, 2006: US$ 23.4 million).  The purchases were mainly for programming rights and for various technical, production and administrative related services.  The total sales to companies related to or connected with Mr. Sarbu in 2008 were approximately US$ 1.9 million (2007: US$ 3.1 million, 2006: US$ 2.5 million).  At December 31, 2008, companies connected to Mr. Sarbu had an outstanding balance due to us of US$ 8.6 million (2007: US$ 6.7 million), reflecting advances paid for undelivered programming.  At December 31, 2008, companies related to Mr. Sarbu had an outstanding balance due to them of US$ 1.3 million (2007: US$ 0.9 million).

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

On April 17, 2008 we acquired certain radio broadcasting assets of Radio Pro, which owns the two leading radio channels in Romania. Radio Pro is a 100% subsidiary of Media Pro, in which we hold an 8.7% interest and Mr. Sarbu holds the remaining interest. The purchase price, based on an independent valuation, was RON 47.2 million (approximately US$ 20.6 million), of which Mr. Sarbu’s economic interest represents RON 43.1 million (approximately US$18.8 million).

On May 16, 2007 we purchased an additional 5% of Pro TV and MPI and 20% of Media Vision from Mr. Sarbu for consideration of US$ 51.6 million (for further information, see Note 3, “Acquisitions and Disposals, Romania”). Under a put option agreement with Mr. Sarbu entered into in July 2004, Mr. Sarbu has the right to sell his remaining shareholding in Pro TV and MPI to us at a price, to be determined by an independent valuation, subject to a floor price of US$ 1.45 million for each 1% interest sold.  This put is exercisable from November 12, 2009 for a twenty-year period thereafter.

On August 11, 2006 we acquired a 10.0% interest in Media Pro. Following capital calls in which we did not participate, our holding is now 8.7%.  The remaining 91.3 % of Media Pro is held by Mr. Sarbu.  In consideration for the purchase of this interest, we paid EUR 8.0 million (approximately US$ 10.1 million at the date of acquisition) in cash and transferred our existing 20.0% investment in Radio Pro.

We have the right to put our investment in Media Pro to Mr. Sarbu for a three-month period from August 12, 2009 at a price equal to the greater of EUR 13.0 million (approximately US$ 18.1 million) and the value of our investment, as determined by an independent valuer.  This put option is secured by a pledge of a 4.79% shareholding in Pro TV held by Mr. Sarbu.  For more information, see Note 3, “Acquisitions and Disposals: Romania”.

Slovak Republic

We purchased programming from companies related to or connected with Mr. Sarbu in 2008 with a value of approximately US$ 1.7 million (2007: US$ 0.04 million, 2006: US$ 0.4 million). The total amount payable as at December 31, 2008 was US$ 0.4 million.

We purchased film rights from Concorde Media Beteiligungs-GesmbH with a value of US$ 0.1 million in 2008 (2007: US$ nil, 2006: US$ nil).

Ukraine

Innova Marketing is a company 100% owned and managed by Mr. Fuchsmann, who was our partner in our Ukraine operations until October 2008.  Innova Marketing renders consulting services to Innova.  The amount of such services provided in 2008 was US$ 0.2 million (2007: US$ 0.1 million, 2006: US$ 0.1 million).

In 1998 we made a loan to Mr. Fuchsmann, the balance outstanding as at December 31, 2007 was US$ 1.9 million. The interest rate on this loan is US$ three-month LIBOR plus 3.0%, subject to a minimum interest rate of 5.0%. The loan and all interest due thereon was repaid in full on June 30, 2008.

Alexander Rodnyansky, who was our partner in our Ukraine operations until October 2008, was also the general director of the Russian broadcaster CTC based in Moscow until August 4, 2008 when he became President of CTC and joined the Board of Directors of that company.  Our total purchases from CTC in 2008 were US$ 3.4 million (2007: US$ 8.2 million, 2006: US$ 0.1 million).  In addition, we recorded revenue of US$ 0.7 million during 2008 from CTC relating to production of programming (2007: US$ 1.4 million, 2006: US$ 0.8 million).

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

In addition to the above, we contract with Sablock, a company connected to Mr. Rodnyansky, for license rights costs.  Our total purchases during 2008 were US$ 1.0 million (2007: US$ 3.6 million, 2006: US$ 4.0 million).  At December 31, 2008, we have recorded a liability to Sablock of US$ nil (2007: US$ nil).

In 2006, we contracted with Kino-Kolo, a magazine that is 75% owned by Mr. Rodnyansky, for advertising Studio 1+1.  Purchases of services from Kino-Kolo in 2008 amounted to US$ nil (2007: US$ nil, 2006: US$ 0.1 million). We receive legal and consulting services from LLC Legal Company Varlamov and Partners, a company headed by the former First Deputy General Director of Studio 1+1.  The total amount of services rendered by this company in 2008 was US$ 0.1 million (2007: US$ 0.1 million, 2006: US$ 0.3 million).

We purchased programming from companies related to or connected with Mr. Sarbu in 2008 with a value of approximately US$ 0.1 million (2007: US$ 0.1 million, 2006: US$ nil).

On June 30, 2008 we paid $140.0 million to Mr. Igor Kolomoisky, a member of the Board of Directors of CME and the Supervisory Boards of Studio 1+1 and 1+1 Production, to acquire the interests in the Studio 1+1 group over which he held options (see Note 3, “Acquisitions and Disposals: Ukraine”).

As part of the transactions involving the split of the KINO and CITI channels, on February 10, 2009, we acquired a 10% ownership interest in Glavred-Media LLC for US$ 12.0 million, from an entity controlled by Alexander Tretyakov. Mr. Igor Kolomoisky owns indirectly 50% of Glavred and the remaining 40% is owned by Mr. Tretyakov.

23.  SUBSEQUENT EVENTS

KINO acquisition

In the fourth quarter of 2008, in accordance with our stated objectives of establishing multi-channel broadcasting platforms in all of our markets and acquiring the remaining non-controlling interests in our channels we reached an agreement with our minority partners to acquire 100.0% of the KINO channel and sell them our interest in the CITI channel. In connection with this agreement, we segregated the broadcasting licenses and other assets of the KINO channel and transferred them to Gravis-Kino, a new entity spun off from Gravis, which previously operated both the KINO and the CITI channels.  Between January 14, 2009 and February 10, 2009, we acquired a 100.0% interest in the KINO channel by acquiring from our minority partners their interests in Tor, Zhysa, TV Stimul, Ukrpromtorg and Gravis-Kino and selling to them our interest in Gravis, which owns the broadcasting licenses and other assets of the CITI channel. The net consideration paid by us for these interests was US$ 10.0 million including a payment of US$ 1.5 million for the use of studios, offices and equipment of Gravis and the provision of other transitional services through December 31, 2009.  In addition, on February 10, 2009, CME acquired from an entity controlled by Mr. Tretyakov a 10.0% ownership interest in Glavred-Media LLC for $12.0 million. Glavred-Media LLC owns a number of websites and print publications as well as a radio station.

Mr. Kolomoisky, a member of the Board of Directors of CME and the Supervisory Boards of Studio 1+1 and 1+1 Production, indirectly holds a 50% interest in Glavred-Media LLC, and the remaining 40% is owned by Mr. Tretyakov, our former partner in KINO and CITI.

Draw down of credit facilities

On February 2, 2009, we drew the remaining EUR 125.0 million (approximately US$ 174.0 million) under the EBRD Loan. On February 19, 2009, CET 21 drew the full CZK 1.2 billion (approximately US$ 53.1 million at the date of drawing) of its credit facility. At the same time, Pro Plus issued a draw down request to ING to draw the full EUR 26.3 million (approximately US$ 33.6 million at the date of drawing) available under its five-year revolving facility. We drew these funds in order to assure the continued availability of the funds in light of renewed concerns over the solvency of credit providers in the region and intend to keep the funds deposited in low risk cash deposits.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

CET 21 has used some of the money it received to repay a portion of the CZK 10,687 million (US$ 552.4 million) loan to us that was outstanding at December 31, 2008.  We had previously concluded that this loan was long term in nature as described in paragraph 20(b) of FASB Statement No. 52 “Foreign Currency Translation” because we had no intention of repaying it and recorded a foreign exchange loss of US$ 38.7 million on the retranslation of this loan within Other Comprehensive Income. Now this loan is partly repaid, it is no longer long term in nature and gains or losses on retranslation will be recorded in the Foreign currency exchange gain/loss, net line of the Consolidated Statement of Operations.

24.  QUARTERLY FINANCIAL DATA

Selected quarterly financial data for the years ended December 31, 2008 and 2007 is as follows:

	For the Year ended December 31, 2008
	First Quarter (Unaudited)	Second Quarter (Unaudited)	Third Quarter (Unaudited)		Fourth Quarter (Unaudited)
	(US$ 000’s, except per share data)
Consolidated Statement of Operations data:
Net revenues	$223,023	$304,808		$200,603	291,500
Cost of revenue	146,886	174,812		158,862	189,903
Operating income	45,474	98,743		7,156	(279,170)
Net income / (loss) from continuing operations	15,672	65,518		(18,568)	(326,316)
Net income / (loss) from discontinued operations	(750)	(758)		(1,027)	(1,250)
Net income / (loss)	$14,445	$63,465		$(19,329)	$(328,127)

Net income / (loss) per share:
Basic EPS	$0.34	$1.50		$(0.46)	$(7.75)
Effect of dilutive securities	-	(0.02)		-	-
Diluted EPS	$0.34	$1.48	$	(0.46)	$(7.75)

Note: The amounts shown above reflect the reclassification of the results of the CITI channel as a discontinued operation for all periods presented

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

	For the Year ended December 31, 2007
	First Quarter (Unaudited)	Second Quarter (Unaudited)	Third Quarter (Unaudited)	Fourth Quarter (Unaudited)
	(US$ 000’s, except per share data)
Consolidated Statement of Operations data:
Net revenues	$147,712	$215,992	$174,600	$300,552
Cost of revenue	103,079	125,353	107,399	165,881
Operating income	14,237	67,653	29,371	99,195
Net income / (loss) from continuing operations	349	41,400	(13,238)	81,694
Net income / (loss) from discontinued operations	(959)	(1,080)	(1,014)	(1,427)
Net income / (loss)	(212)	34,603	(18,765)	72,992

Net income / (loss) per share:
Basic EPS	$(0.01)	$0.85	$(0.45)	$1.73
Effect of dilutive securities	-	(0.01)	-	(0.02)
Diluted EPS	$(0.01)	$0.84	$(0.45)	$1.71

Note: The amounts shown above reflect the reclassification of the results of the CITI channel as a discontinued operation for all periods presented.